Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

C&J SPEC-RENT SERVICES, INC.,

CASEDHOLE HOLDINGS, INC.,

and

THE SHAREHOLDERS AND OPTION HOLDERS OF CASEDHOLE HOLDINGS, INC.

Dated as of June 5, 2012

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS

EXHIBIT 9.2(a)(IV)	FORM OF ESCROW AGREEMENT

ANNEX

ANNEX I	LOAN AGREEMENTS

COMPANY DISCLOSURE SCHEDULES

Schedule 2.1	Seller Pro Rata Percentages
Schedule 2.2(a)	New Equipment
Schedule 2.2(b)	Option Payments
Schedule 4.2	Subsidiaries
Schedule 4.5	Non-Contravention
Schedule 4.6	Required Consents
Schedule 4.7(a)	Material Contracts
Schedule 4.8(b)	Capital Structure
Schedule 4.10(b)	Post Interim Balance Sheet Date Events
Schedule 4.11	Undisclosed Liabilities
Schedule 4.12	Real Property
Schedule 4.17	Environmental Matters
Schedule 4.18	Tax Matters
Schedule 4.19(a)	Benefit Plans
Schedule 4.19(a)(j)	Multiemployer Plan
Schedule 4.19(k)	Payments
Schedule 4.19(l)	Nonqualified Deferred Compensation Plan
Schedule 4.21	Insurance Policies and Bonds
Schedule 4.23	Affiliate Transactions
Schedule 4.24	Capital Commitments
Schedule 4.25(a)	Customers
Schedule 4.25(b)	Suppliers
Schedule 4.26	Finders’ Fees
Schedule 6.2	Permitted Conduct
Schedule 7.3	Approvals
Schedule 13	Liens

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of June 5, 2012 (the “Agreement Date”) and is made by and among C&J SPEC-RENT SERVICES, INC., an Indiana corporation (“Buyer”), CASEDHOLE HOLDINGS, INC., a Delaware corporation (the “Company”), the shareholders of the Company listed on the signature pages hereto (the “Selling Shareholders”), and the option holders of the Company listed on the signature pages hereto (the “Option Holders” and, collectively with the Selling Shareholders, the “Sellers”). Buyer, the Company and each Seller may be referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, through its Subsidiaries, is engaged in the business of providing cased-hole wireline and other complementary services, including pump-down and pressure testing, to customers in the oil and gas industry.

WHEREAS, the Sellers are (i) the record holders and beneficial owners of all of the issued and outstanding shares of capital stock of the Company (the “Shares”) and (ii) the holders of all outstanding options to purchase shares of Company Common Stock granted under the Company Option Plan (“Company Options”). On the terms and subject to the conditions of this Agreement, (i) Buyer desires to purchase and acquire from the Selling Shareholders, and the Selling Shareholders desire to sell and transfer to Buyer, all of the Shares (the “Acquisition”), and (ii) the Company and the Option Holders desire to provide for the termination of the Company Options held by the Option Holders.

WHEREAS, the Parties desire to make the representations, warranties, covenants, and agreements set forth in this Agreement and also to prescribe various conditions to the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions hereinafter set forth, each of the Parties, intending to be legally bound hereby, agrees as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless otherwise expressly provided to the contrary in this Agreement, capitalized terms used herein shall have the meanings set forth in Exhibit A hereto.

ARTICLE II

SALE AND TRANSFER OF THE SHARES

2.1 The Shares. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing, each Selling Shareholder shall sell, transfer, assign, and deliver to Buyer, and Buyer shall purchase from each Selling Shareholder, such Selling Shareholder’s right, title, and interest in and to the number of Shares set forth opposite such Selling Shareholder’s name in Schedule 2.1 of the Company Disclosure Schedules.

2.2 Purchase Price.

(a) The aggregate consideration to be paid by Buyer to the Sellers in connection with the purchase by Buyer of the Shares and the termination of the Company Options shall be an amount equal to: (i) $272,466,938, plus (ii) the CapEx Expenditures/Payments, plus (iii) the Closing Cash, if any, minus (iv) the Closing Debt, if any, minus (v) the Unpaid Company Transaction Costs, if any, plus (vi) the amount, if any, by which the Net Working Capital is greater than the Working Capital Requirement, minus (vii) the amount, if any, by which the Net Working Capital is less than the Working Capital Requirement, plus or minus, as applicable, (viii) the CapEx Double Count Adjustment, if any (collectively, the “Purchase Price”). The estimate of the Purchase Price calculated pursuant to Section 3.1 (the “Pre-Adjustment Purchase Price”) shall be increased or decreased after the Closing pursuant to Sections 3.2 and 3.3.

(b) Each Option Holder hereby agrees with the Company and Buyer that, effective immediately prior to the Closing, each outstanding Company Option held by such Option Holder shall terminate and be of no further force or effect and, in exchange for such termination, such Option Holder shall be entitled to receive in respect of each such Company Option held by such Option Holder a portion of the Purchase Price equal to (i) the portion of the Purchase Price that such Option Holder would have been entitled to receive if such Option Holder had exercised the Company Option in full immediately prior to Closing and transferred all of the shares acquired thereunder to Buyer at Closing, reduced by (ii) the aggregate exercise price of such Company Option (the “Option Payments”). Each Option Holder shall receive, at Closing from the Closing Date Payment, a portion of such Option Holder’s Option Payment set forth on Schedule 2.2(b), which Schedule shall (A) be prepared by the Sellers’ Representative and delivered to the Option Holders and Buyer at least one Business Day prior to the Closing and (B) indicate, for each Option Holder, the portion of such Option Holder’s Option Payment that is to constitute part of the respective Escrow Amounts deposited into the respective Escrow Funds at Closing. At Closing, the appropriate party, that being Buyer, the Company, the Sellers’ Representative, or the Escrow Agent (the “Withholding Party”), shall deduct and withhold from the Option Payments deliverable at Closing to any Option Holder such amount of Taxes as the Withholding Party reasonably determines that it is required to deduct and withhold with respect to such Option Payments in accordance with applicable Legal Requirements; provided, however, that the determination of such amount of Taxes to deduct and withhold at Closing with respect to such Option Payments shall be made by reference to the entire amount of any such Option Holder’s Option Payment (including the portion of any such Option Holder’s Option Payment that constitutes part of the Escrow Amounts deposited into the Escrow Funds at Closing). Any such amount of Taxes deducted and withheld from Option Payments shall be treated for all purposes of this Agreement and the Escrow Agreement as having been delivered and paid to such Option Holders in respect of which such deduction and withholding was made. Each Option Holder hereby agrees to make an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Closing Date with respect to the portion of such Option Holder’s Option Payments that constitute part of the Escrow Amounts deposited into the Escrow Funds at Closing.

(c) Each Seller agrees that the portion of the Escrow Funds to which such Seller is entitled upon any disbursement of Escrow Funds to the Sellers shall be equal to such Seller’s Pro Rata Percentage.

ARTICLE III

PURCHASE PRICE ADJUSTMENT

3.1 Pre-Adjustment Purchase Price Statement. At least one Business Day prior to Closing, the Company shall deliver to Buyer (a) the Company’s good faith estimates of (i) the Purchase Price, (ii) the CapEx Expenditures/Payments, (iii) the Closing Cash, if any, (iv) the Closing Debt, if any, (v) the

Unpaid Company Transaction Costs, if any, and (vi) the Net Working Capital (the “Estimated Net Working Capital”), and (b) the consolidated balance sheet of the Company and the Company Subsidiaries as of 11:59 p.m. on the date immediately preceding the Closing Date (the “Pre-Adjustment Purchase Price Statement”). Buyer shall promptly provide the Company with notice of any disputes to the Pre-Adjustment Purchase Price Statement, describing its objections with reasonable detail and specificity, and the Parties shall in good faith attempt to resolve any disputes as promptly as practicable. If any such disputes are resolved prior to the Closing, then the Pre-Adjustment Purchase Price Statement shall be adjusted to reflect the resolution of such disputed items. In the event any disputes remain unresolved immediately prior to the Closing, Buyer shall accept the unresolved amounts as initially set forth in the Pre-Adjustment Purchase Price Statement as delivered by the Company, provided that the aggregate amount of unresolved disputes which will be included in the Pre-Adjustment Purchase Price Statement may not exceed $3,000,000, with all such unresolved disputes (including any excess over such amount) being fully and finally resolved in the Final Adjustment Amount as provided below.

3.2 Final Adjustment Amount. The Parties hereby covenant and agree as provided in this Section 3.2 and Sections 3.3 and 3.4 with respect to the adjustment of the Purchase Price following the Closing:

(a) As promptly as practicable after the Closing (but in no event later than 90 days after the Closing Date), Buyer shall cause the Company to prepare and deliver to the Sellers’ Representative a balance sheet of the Company and its Subsidiaries prepared as of 11:59 p.m. on the date immediately preceding the Closing Date (the “Final Balance Sheet”), and a statement (the “Post-Closing Statement”) which shall set forth in reasonable detail and specificity its calculation of the following: (i) the Purchase Price, (ii) the CapEx Expenditures/Payments, (iii) the Closing Cash, if any, (iv) the Closing Debt, if any, (v) the Unpaid Company Transaction Costs, if any, (vi) the Net Working Capital based on the Final Balance Sheet (the “Final Net Working Capital”), and (vii) the CapEx Double Count Adjustment, if any. The Final Balance Sheet shall be prepared in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments and methodologies as were used in connection with preparing the Interim Balance Sheet, shall include all accounting entries and adjustments required in a year end closing of the books. The Post-Closing Statement will be prepared based upon the information set forth in the Final Balance Sheet and in a manner consistent with the preparation of the Pre-Adjustment Purchase Price Statement.

(b) Following the delivery of the Final Balance Sheet to the Sellers’ Representative, Buyer and the Company shall provide the Sellers’ Representative and its designees reasonable access during normal business hours to all personnel, materials, books and records of the Company, including such supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate for the Sellers’ Representative to verify the Final Balance Sheet, the Post-Closing Statement and the amount of the Final Net Working Capital. Buyer and the Company shall reasonably cooperate with the Sellers’ Representative and its designees in such examination, including providing answers to questions asked by the Sellers’ Representative or its designees, and Buyer and the Company shall make available to the Sellers’ Representative and its designees any records that are requested by the Sellers’ Representative and its designees as promptly as practicable.

(c) The calculation of the Final Balance Sheet, the Post-Closing Statement and the amount of the Final Net Working Capital submitted by Buyer to the Sellers’ Representative shall become final and binding upon the Parties 30 days following the Sellers’ Representative’s receipt thereof (the “Review Period”), unless the Sellers’ Representative, within the Review Period, has delivered to Buyer written notice (the “Objection Notice”) of its objections with reasonable detail and specificity to the Final Balance Sheet, the Post-Closing Statement or the amount of the Final Net Working Capital, in which case the Final Balance Sheet, the Post-Closing Statement and the amount of the Final Net Working Capital shall not be binding upon the Parties and such dispute shall be resolved pursuant to Section 3.2(d); provided, however, that any item or amount contained in the Final Balance Sheet, the Post-Closing Statement or the calculation of the Final Working Capital that is not a Disputed Item (as defined below) shall be binding upon the Parties.

(d) After the receipt of the Objection Notice by Buyer, the Sellers’ Representative and Buyer shall meet by telephone, or at a mutually agreeable location, to discuss and attempt to reconcile their differences with respect to the disputed items set forth in the Objection Notice (the “Disputed Items”). If the Sellers’ Representative and Buyer are unable to mutually resolve each of the Disputed Items within 15 days after receipt of the Objection Notice by Buyer, then no later than the second Business Day after the expiration of such 15 day period the Sellers’ Representative and Buyer shall each propose to the other at least one nationally recognized accounting firm that does not have an existing relationship with Buyer or Sellers’ Representative, as applicable, and Buyer and the Sellers’ Representative shall attempt to agree on one such mutually acceptable nationally recognized accounting firm (an “Accounting Firm”) to be engaged to resolve such Disputed Items that remain in dispute following such 15 day period for resolution; provided, however, if the Sellers’ Representative and Buyer have not agreed upon an Accounting Firm within seven days after either party first proposes an Accounting Firm for such Disputed Items, one Accounting Firm shall be chosen by each of the Sellers’ Representative and Buyer and the two Accounting Firms so chosen will finally select an Accounting Firm to resolve such Disputed Items (such Accounting Firm, as finally selected pursuant to the foregoing procedures, the “Independent Accountant”). The Independent Accountant: (i) will be jointly engaged by Buyer and the Sellers’ Representative; (ii) will be provided, within three Business Days of accepting the engagement, with a definitive written statement from the Sellers’ Representative and Buyer of their respective positions with respect to the unresolved Disputed Item(s); (iii) will be advised in the engagement letter that the Parties accept the Independent Accountant as the appropriate Person to interpret this ARTICLE III for all purposes relevant to the resolution of the unresolved Disputed Item(s); (iv) will be granted reasonable access during normal business hours to all materials, books and records and personnel of the Company; and (v) will have 30 days to carry out a review, interview Buyer’s representatives and the Sellers’ Representative and prepare a written statement of its decision regarding the unresolved Disputed Item(s) and its determination of the Final Net Working Capital, the CapEx Expenditures/Payments, the Closing Cash, the Closing Debt, the Unpaid Company Transaction Costs, and the CapEx Double Count Adjustment, as the case may be, based upon its decision regarding such Disputed Item(s). For the avoidance of doubt, the Independent Accountant shall not be requested to, nor shall the Independent Accountant make any determination, with respect to any item reflected in the Final Balance Sheet or the Post-Closing Statement that is not a Disputed Item submitted to the Independent Accountant in accordance with this Section 3.2(d) (which includes any Disputed Item that is resolved during the 15 day period following Buyer’s receipt of the Objection Notice). The Sellers’ Representative and Buyer will each be provided the opportunity to present to the Independent Accountant any material such Party deems relevant to the determination. In resolving any unresolved Disputed Item, the Independent Accountant may not assign a value to any item greater than the highest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party. The decision of the Independent Accountant shall be final and binding upon the Parties and shall be in substitution for and precludes the bringing of any Proceedings in any court in connection with the resolution of any Disputed Item(s) under this Section 3.2(d). The fees and expenses of the Independent Accountant incurred in resolving the Disputed Items(s) shall be shared equally by Buyer, on the one hand, and the Sellers, on the other hand, in accordance with each Seller’s Pro Rata Percentage.

3.3 Final Purchase Price. Immediately after the Final Balance Sheet and the Post-Closing Statement becomes final and binding upon the Parties in accordance with Section 3.2(c) or 3.2(d), the Parties shall determine the final Purchase Price using the amounts set forth in the Post-Closing Statement (as such Post-Closing Statement is adjusted to reflect the resolution of any disputes in accordance with Section 3.2(c) or 3.2(d)).

3.4 Final Payment. On the fifth Business Day after the determination of the final Purchase Price pursuant to this ARTICLE III (the “Adjustment Payment Date”):

(a) if the final Purchase Price is less than the Pre-Adjustment Purchase Price, then the Sellers’ Representative and Buyer shall issue joint written instructions directing the Escrow Agent to pay to Buyer from the Adjustment Escrow Fund, by wire transfer of immediately available funds to the account specified in writing by Buyer, an amount equal to such difference plus interest at the Agreed Rate from (and including) the Closing Date to (but excluding) the date paid (the “Shortfall”); provided, that if the Shortfall is less than the amount held in the Adjustment Escrow Fund, the Sellers’ Representative and Buyer shall also simultaneously issue joint written instructions directing the Escrow Agent to pay to the Sellers’ Representative the excess of the amount held in the Adjustment Escrow Fund over the Shortfall; provided, further that in the event the Adjustment Escrow Amount is not sufficient to satisfy the Shortfall, then the Sellers’ Representative and Buyer shall issue joint instructions directing the Escrow Agent to pay to Buyer the entire amount of the Adjustment Escrow Fund and the amount equal to the Shortfall less the Adjustment Escrow Amount from the Indemnity Escrow Fund, by wire transfer of immediately available funds to the account specified in writing by Buyer; and

(b) if the final Purchase Price is greater than the Pre-Adjustment Purchase Price, then (i) Buyer shall pay to the Sellers, by wire transfer of immediately available funds to the account(s) specified in writing by the Sellers’ Representative (on behalf of the Sellers), an amount equal to such difference plus interest at the Agreed Rate from (and including) the Closing Date to (but excluding) the date paid and (ii) the Sellers’ Representative and Buyer shall issue joint written instructions directing the Escrow Agent to pay to the Sellers’ Representative the full amount of the Adjustment Escrow Fund.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as disclosed by the Company in the disclosure schedules delivered to Buyer concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants that the statements contained in this ARTICLE IV are true, correct and complete as of the Agreement Date (except to the extent any of the following statements speak expressly as of an earlier or later date).

4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as currently being conducted and to own, lease and operate its material properties and assets as such are currently being owned, leased and operated. The Company is duly qualified to conduct business and is in good standing in each jurisdiction where it is legally required to be qualified, except where the failures to be so qualified or in good standing are not, in the aggregate, reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries.

4.2 Subsidiaries. Schedule 4.2 of the Company Disclosure Schedules lists (a) each Company Subsidiary, (b) the number of authorized shares of capital stock or other equity interests of each Company Subsidiary and (c) the number of issued and outstanding shares of capital stock or other equity interests of each Company Subsidiary, the names of the holder(s) thereof and the number of shares of capital stock or other equity interests held by such holder. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power and authority to conduct its business as currently being conducted and to own, lease and operate its material properties and assets as such are currently being owned, leased and operated. Each Company Subsidiary is duly qualified to conduct business and is in good standing in each jurisdiction (other than the jurisdiction of its organization) where it is legally required to be qualified, except where the failures to be so qualified or in good standing are not, in the aggregate, reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries. Other than as set forth in Schedule 4.2 of the Company Disclosure Schedules, there are no issued and outstanding securities of any Company Subsidiary and no outstanding commitments of any character, whether written or oral, or Contracts to issue or sell any securities of any Company Subsidiary. Other than as set forth in Schedule 4.2 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other equity interests of any other Person. In the case of the issued and outstanding shares of capital stock or other equity interests of each Company Subsidiary, each applicable owner, as set forth in Schedule 4.2 of the Company Disclosure Schedules, is the record holder and beneficial owner with respect to such shares or other equity interests, as appropriate, set forth opposite its name, and such shares or other equity interests are owned beneficially and free and clear of any Encumbrances of any kind, other than liens relating to any Closing Debt that are released at Closing and restrictions on transfer arising therefrom and restrictions on transfer that may be imposed by applicable federal or state securities laws.

4.3 Organization Documents.

(a) The Company has provided or made available to Buyer complete and correct copies of the Certificate of Incorporation and Bylaws of the Company (as amended through the Agreement Date, the “Organizational Documents”) and the stock records of the Company. The Company is not in violation of any provision of its Organizational Documents.

(b) The Company has provided or made available to Buyer complete and correct copies of the organizational documents, including the Certificate of Incorporation or other charter and Bylaws or other equivalent organizational documents of each Company Subsidiary (as amended through the Agreement Date, the “Company Subsidiary Organizational Documents”) and the stock records of each Company Subsidiary. No Company Subsidiary is in violation of any provision of its Company Subsidiary Organizational Documents.

4.4 Authority and Enforceability. The Company has the relevant corporate power and authority necessary to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform and consummate the transactions contemplated hereunder and thereunder. The Company has taken all corporate action necessary to duly authorize the execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder. This Agreement has been, and at Closing each other Transaction Document to which the Company is party will be, duly authorized, executed and delivered by, and this Agreement is, and at Closing each other Transaction Document to which the Company is a party will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (b) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

4.5 Non-Contravention. The execution and delivery of this Agreement by the Company does not, the execution and delivery of each of the other Transaction Documents to which it is or will be a party do not and will not, the consummation of the transactions contemplated hereby and thereby will not, and the performance by the Company of its obligations hereunder and thereunder do not and will not:

(a) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the properties or assets of the Company or the Company Subsidiaries; or

(b) conflict with, result in any violation of or default under, or otherwise require a consent with respect to (i) any provision of the Organizational Documents, (ii) any Material Contract of the Company or a Company Subsidiary or any Material Contract applicable to any of their respective properties or assets, or (iii) any Legal Requirements applicable to the Company or to any of its properties or assets, except in the case of clauses (ii) and (iii) for such conflicts, violations, defaults or consents, as are not, in the aggregate, reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries.

4.6 Consents. Except as set forth in Schedule 4.6 of the Company Disclosure Schedules, no Approval of any Governmental Entity is required by or with respect to the Company or Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any Approval required under the HSR Act and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not materially delay or materially impede the Company’s ability to consummate the Acquisition or to perform its obligations under this Agreement.

4.7 Material Contracts.

(a) Except for this Agreement and as set forth in Schedule 4.7(a) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to or bound by any of the following continuing Contracts as of the Agreement Date (each a “Material Contract”):

(i) any distributor, reseller or services Contract (including open service orders but excluding master services agreements) with a vendor or supplier to the Company or a Company Subsidiary reasonably expected to result in payments in excess of $150,000 on an annual basis;

(ii) any Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such individual Contract payments reasonably expected to be more than $150,000 by or to the Company or Company Subsidiary on an annual basis;

(iii) any Contract limiting the freedom of the Company or Company Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area;

(iv) any Contract pursuant to which the Company or Company Subsidiary is a lessor of any real property;

(v) any Contract pursuant to which the Company or Company Subsidiary is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such individual Contract rental or lease payments reasonably expected to be in excess of $150,000 per annum;

(vi) any Contract (or group of related Contracts) under which the Company or the Company Subsidiaries have created, incurred, assumed, or guaranteed any liability for borrowed money of any Person (other than the Company or a Company Subsidiary) or any capitalized lease, or under which it has imposed or suffered to exist an Encumbrance on any of its assets;

(vii) any license, sublicense or other Contract pursuant to which the Company or Company Subsidiary acquired or is authorized to use any Third-Party Intellectual Property, other than “shrink wrap” and similar generally available commercial end-user licenses to software, or that involve payments or expenditures by the Company or Company Subsidiary in the case of any such individual license, sublicense or Contract that are reasonably expected to be $150,000 or more per annum;

(viii) any Contract for the employment of any director, officer, employee, consultant or independent contractor of the Company or Company Subsidiary or any other type of Contract with any director, officer, employee, consultant or independent contractor of the Company or Company Subsidiary, other than oral Contracts with the employees set forth on the list referred to in the last sentence of Section 4.19(a);

(ix) any Contract reasonably expected to involve payments by or to the Company or a Company Subsidiary in excess of $150,000 per annum that will have a remaining term of one year or more following the Closing and that may not be terminated at will, or by the giving of notice of 30 days or less, without cost or penalty;

(x) any Contract that requires the Company or any Company Subsidiary to indemnify any Person (other than Purchase Orders and master service agreements which do not require the Company or any Company Subsidiary to perform services post-Closing);

(xi) any Contract with any director, officer, Selling Shareholder, Option Holder, or any other Affiliate of the Company;

(xii) any Contract with any labor union or collective bargaining agreement or similar contract with its employees; or

(xiii) any settlement agreement with ongoing material obligations on the part of the Company or the Company Subsidiaries.

(b) The Company and each Company Subsidiary (as appropriate) has materially performed the obligations required to be performed by it and, to the Knowledge of the Company, is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Material Contract. All Material Contracts are valid and binding upon the Company and each Company Subsidiary (as applicable) and, to the Knowledge of the Company, with the exception of Purchase Orders, are in full force and effect and enforceable against the other parties thereto. There exists no default of any Material Contract with respect to the Company, any Company Subsidiary or, to the Company’s Knowledge, any other contracting party, except where the consequences of such nonperformance or default are not, in the aggregate, reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries. The Company and each Company Subsidiary (as appropriate) has made available to Buyer in the virtual data room maintained by the Company and accessible by Buyer (the “Data Room”) at least three Business Days prior to the Agreement Date true, correct and complete copies of each Material Contract and each of its master service agreements as in effect as of the Agreement Date.

4.8 Capital Structure.

(a) As of the Agreement Date, the authorized capital stock of the Company consists solely of 2,000,000 shares of Company Common Stock and 200,000 shares of preferred stock of the Company with a par value of $0.001 per share, none of which preferred stock is currently issued and outstanding. Other than as set forth in Schedule 4.8(b) of the Company Disclosure Schedules, there are no other issued and outstanding shares of Company Common Stock or other securities of the Company and no outstanding commitments of any character, written or oral, or Contracts to issue or sell any shares of Company Common Stock or other securities of the Company other than pursuant to the exercise of outstanding Company Options.

(b) Schedule 4.8(b) of the Company Disclosure Schedules sets forth, as of the Agreement Date, the name of each Person that is the record owner as reflected in the stock records of the Company of any shares of Company Common Stock and the number of such shares so owned by such Person. Other than as set forth in Schedule 4.8(b) of the Company Disclosure Schedules, the number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable.

(c) Schedule 4.8(b) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a list of all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to such Company Options.

4.9 Financial Statements.

(a) The Company has delivered or made available to Buyer (i) the audited consolidated balance sheets and statements of income and cash flows of the Company and the Company Subsidiaries as of and for the fiscal years ended December 31, 2010 and December 31, 2011, and (ii) the unaudited consolidated balance sheet (the “Interim Balance Sheet”) and statement of income of the Company and the Company Subsidiaries as of April 30, 2012 (the “Interim Balance Sheet Date”) and for the four-month period then ended (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, (ii) are consistent with the books and records of the Company and the Company Subsidiaries in all material respects and (iii) fairly present in all material respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited Financial Statements, to normal recurring year-end audit adjustments and the absence of footnote and presentation items).

4.10 Absence of Certain Changes. Since the Interim Balance Sheet Date, except as set forth in Schedule 4.10 of the Company Disclosure Schedules, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and consistent with past practice, and, without limiting the generality of the foregoing:

(a) there has not occurred a Material Adverse Effect with respect to the Company and Company Subsidiaries;

(b) there has not been any (i) material election made or changed in respect of Taxes, (ii) settlement of any material claim or assessment in respect of Taxes, or (iii) surrender of any right to claim a material refund of Taxes;

(c) except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or the Company Subsidiaries or any revaluation by the Company or the Company Subsidiaries of any of their material assets;

(d) there has not occurred any declaration, setting aside, or payment of a non-cash dividend or other distribution with respect to any securities of the Company or any of the Company Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities, and the Company and the Company Subsidiaries have not effected or approved any split, combination or reclassification of the capital stock of the Company or the Company Subsidiaries;

(e) neither the Company nor any Company Subsidiary has materially amended or materially breached any Material Contract, and, to the Knowledge of the Company, there has not occurred any material default under any Material Contract to which the Company or any Company Subsidiary is a party or by which they are, or any of their assets and properties are, bound;

(f) there has not occurred any amendment or change to the Organizational Documents or the Company Subsidiary Organizational Documents;

(g) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its respective directors or executive officers (other than in the ordinary course of business) or any termination or material modification of any Company Benefit Plan, other than increases in compensation or modifications of Company Benefit Plans made in the ordinary course of business;

(h) the Company has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its material assets or properties, any liability for borrowed money or any liability as guaranty or surety with respect to the obligations of any other Person (other than a Company Subsidiary), other than in connection with the acquisition of the New Equipment or in the ordinary course of business;

(i) there has been no damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Company Subsidiary, except where for damage, destruction or losses as are not, in the aggregate, material to the business, assets, properties and operations of the Company and Company Subsidiaries taken as a whole;

(j) there has been no material capital expenditure or commitment for additions to plant, property or equipment other than as contemplated by the Company’s capital expenditure budget provided to Buyer prior to the Agreement Date (the “Capital Expenditures Budget”);

(k) neither the Company nor any Company Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any material items of Company Intellectual Property other than in the ordinary course of business; and

(l) neither the Company nor any Company Subsidiary has agreed, in writing or otherwise, to do any of the foregoing.

4.11 No Undisclosed Liabilities. Except as set forth in Schedule 4.11 of the Company Disclosure Schedules, the Company and Company Subsidiaries have no liabilities or obligations of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP as applied in the Interim Balance Sheet, other than (a) those set forth or provided for in the Financial Statements, (b) those that were incurred in the ordinary course of the conduct of the Company’s and the Company Subsidiaries’ businesses since the Interim Balance Sheet Date, which are not material, individually or in the aggregate, to the business, assets, properties and operations of the Company and the Company Subsidiaries taken as a whole, and (c) those incurred by the Company in connection with the execution and performance of the Company’s obligations under this Agreement.

4.12 Real Property. Schedule 4.12 of the Company Disclosure Schedules identifies each parcel of real property owned or leased by the Company or any Company Subsidiary (the “Company Real Estate”) and identifies whether such parcel is owned or leased by the Company or Company Subsidiary, as applicable. The Company has good and valid title or leasehold interest, as applicable, to all Company Real Estate and all Company Real Estate is owned or leased free and clear of all material Encumbrances, except for Permitted Encumbrances. The Company has not received any written notice that any Company Real Estate is subject to any order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, are any such Proceedings threatened. All leases under which the Company or Company Subsidiaries lease or have an interest in any Company Real Estate as set forth in Schedule 4.12 of the Company Disclosure Schedules (collectively, the “Leases” and individually, each a “Lease”) are valid, existing and effective against the Company or Company Subsidiary, as applicable, and the counterparties thereto in accordance with their respective terms, except as may limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (b) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief). Neither the Company or Company Subsidiary, as applicable, nor, to the Knowledge of the Company, any counterparty thereto, is in default under any Lease, except for any such defaults that are not, in the aggregate, reasonably likely to have a material effect on the business, assets, properties and operations of the Company and the Company Subsidiaries taken as a whole, and there is no event which, with notice or lapse of time or both, would become a default in any material respect by (i) the Company or Company Subsidiary, as applicable, or (ii) to the Knowledge of the Company, any counterparty thereto. The Company has made available to Buyer in the Data Room at least three Business Days prior to the Agreement Date true and complete copies of all Leases, together with any amendments thereto, to which the Company or any Company Subsidiary is a party.

4.13 Title to Property; Encumbrances.

(a) The Company has good and valid title to all of its personal property and assets reflected on the Interim Balance Sheet or acquired after the Interim Balance Sheet Date (except properties and assets, or interests in properties and assets, that are not material to the businesses of the Company and the Company Subsidiaries or that were sold or otherwise disposed of since the Interim Balance Sheet Date in the ordinary course of business) (the “Personal Property”), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) the rights of landlords or lessors under such leasehold interests and (c) Encumbrances reflected on the Interim Balance Sheet. The Personal Property, together with such personal property and assets acquired by the Company and the Company Subsidiaries since the Interim Balance Sheet Date and not disposed of prior to the Closing Date, constitutes all of the personal property used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b) Each item of Personal Property of the Company and the Company Subsidiaries has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it currently is used.

4.14 Litigation.

(a) There is no private or governmental Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their assets or properties or any of their Affiliates, directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Company Subsidiary).

(b) There is no judgment, decree, injunction or order against or applicable to the Company or any Company Subsidiary, any of their assets or properties, or, to the Knowledge of the Company, any of their Affiliates, directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Company Subsidiary).

4.15 Compliance with Laws.

(a) The Company and each Company Subsidiary is in compliance with, is not in violation of, and has not received any written notice of, or, to the Knowledge of the Company, any oral communication regarding, any violation, investigation relating to any violation or threat to be charged with any violation with respect to, any Legal Requirement with respect to the Company or any Company Subsidiary, the conduct of their businesses or the ownership or operation of their businesses or assets, except for failures to comply or violations (if any) that are not, in the aggregate, reasonably likely to have a material effect on the business, assets, properties and operations of the Company and the Company Subsidiaries taken as a whole. This Section 4.15 does not relate to Company Benefit Plans or employee benefit matters (which are solely the subject of Section 4.19), Tax matters (which are solely the subject of Section 4.18) or environmental matters (which are solely the subject of Section 4.17).

(b) The Company and the Company Subsidiaries have not, nor, to the Company’s Knowledge, has any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, in the course of its actions for, or on behalf of, the Company or any Company Subsidiary: (i) directly or indirectly used any funds of the Company or any Company Subsidiary for any unlawful contribution, unlawful gift, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns from the Company’s or any Company Subsidiary’s funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.16 Intellectual Property.

(a) The Company owns all Company Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances). The Company has not received any written notice challenging the Company’s exclusive ownership of any Company Intellectual Property or the validity or enforceability of any Company Intellectual Property, nor, to the Knowledge of the Company, is any such challenge threatened. To the Knowledge of the Company, all license or rights transfer agreements regarding Third-Party Intellectual Property are in full force and effect and no party to any such license or rights transfer agreement is in breach thereof or default thereof.

(b) The Company Intellectual Property together with the Third-Party Intellectual Property constitutes all of the Intellectual Property necessary to operate the Company’s business as currently conducted.

(c) To the Knowledge of the Company, the Company has not infringed, misappropriated, or otherwise violated (collectively, “Infringed”) any Intellectual Property Right of any Person. No claims of Infringement are pending or, to the Knowledge of the Company, threatened against the Company, that are, in the aggregate, reasonably likely to have a material effect on the business, assets, properties and operations of the Company and the Company Subsidiaries taken as a whole. No Company Intellectual Property is subject to any Proceedings or subject to any outstanding orders (in each case involving the Company or any Company Subsidiary) that restrict in any manner the use, transfer or licensing thereof by the Company or any Company Subsidiary or may affect the validity, use or enforceability of the Company Intellectual Property that are, in the aggregate, reasonably likely to have a material effect on the business, assets, properties and operations of the Company and the Company Subsidiaries taken as a whole.

(d) To the Knowledge of the Company, no Person has Infringed any of the Intellectual Property Rights applicable to the Company Intellectual Property.

4.17 Environmental Matters. Except as set forth in Schedule 4.17 of the Company Disclosure Schedules:

(a) The Company and the Company Subsidiaries are, and since June 28, 2008, have been in compliance in all material respects with all Environmental Laws.

(b) The Company and the Company Subsidiaries possess and are in compliance in all material respects with, and have timely sought renewal of, all Environmental Permits required in connection with the operations of the Company or any of the Company Subsidiaries as they are currently being conducted, and, to the Knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would result in revocation or termination of, or would materially and adversely affect the rights of the Company or any of the Company Subsidiaries under, any such Environmental Permits.

(c) Neither the Company nor any of the Company Subsidiaries has received any written notice, demand, claim, request for information, citation, summons or order, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries arising out of or relating to (i) any material liability pursuant to any applicable Environmental Law, (ii) violations of or noncompliances with any Environmental Law by the Company or any of the Company Subsidiaries in any material respect, or (iii) Damages reasonably expected to be in excess of $50,000 relating to Hazardous Materials.

(d) Neither the Company nor any of the Company Subsidiaries have Released any Hazardous Materials on, at or under any Company Real Estate or any other property and no Hazardous Materials are present at any Company Real Estate for which the Company or any Company Subsidiary reasonably could be expected to bear liability, in each case except in compliance in all material respects with applicable Environmental Laws.

(e) Neither the Company nor any Company Subsidiary has arranged for storage, treatment or disposal of Hazardous Materials at, or was the owner or operator of, any location that is subject to Remediation for which the Company or any Company Subsidiary may have any material liability.

(f) The Company and each of the Company Subsidiaries have made available to Buyer prior to the Agreement Date copies of all environmental site assessments in their possession or control relating to the Company Real Estate or any property or location formerly owned, operated, leased or occupied by them.

(g) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties made in this Section 4.17 are the only representations and warranties of the Company with respect to environmental matters.

4.18 Taxes.

(a) The Company and the Company Subsidiaries have timely (taking into account any applicable extensions) filed all material Tax Returns required to be filed by them; the Company and the Company Subsidiaries have timely (taking into account any applicable extensions) paid all material Taxes that were shown as due on such Tax Returns, and all such Tax Returns were correct and complete in all material respects.

(b) The Company and the Company Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder of the Company or other third party.

(c) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the Interim Balance Sheet Date, materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Balance Sheet. Since the Interim Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes other than Taxes incurred in the ordinary course of business.

(d) The Company has delivered or made available to Buyer copies of all U.S. federal income tax returns filed by the Company for all Tax years ending on or after December 31, 2008, and all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary within the last three years.

(e) There is (i) no written claim for Taxes currently being asserted against the Company or any Company Subsidiary, (ii) no lien for unpaid Taxes against the property of the Company or any Company Subsidiary other than liens for Taxes not yet delinquent, (iii) no audit, other examination or matter in controversy with respect to Taxes currently being conducted by a Tax Authority against the Company or any Company Subsidiary, (iv) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Company Subsidiary currently in effect, and (v) no waiver of any statute of limitations in respect of Taxes made by the Company or any Company Subsidiary.

(f) No written claim has been received by the Company or any Company Subsidiary from any Tax Authority in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.

(g) Neither the Company nor any Company Subsidiary has received from a Tax Authority any written notice indicating an intent to open an audit or other review with respect to Taxes with respect to the Company or a Company Subsidiary.

(h) Neither the Company nor any Company Subsidiary is party to any Tax sharing or Tax allocation agreement.

(i) In the two years prior to the Agreement Date, neither the Company nor any of the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction intended to qualify for nonrecognition of gain or loss under Section 355 of the Code.

(j) Neither the Company nor any Company Subsidiary is or has ever been a member of any consolidated affiliated, unitary or aggregate group for Tax purposes, other than a group of which the common parent is the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has liability of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state or local Tax law), as a transferee or successor, by contract or otherwise.

(k) Neither the Company nor any of the Company Subsidiaries will be required to include any income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, and (vi) election under Section 108(i) of the Code.

(l) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in this Section 4.18 and Section 4.19 are the only representations and warranties of the Company with respect to Taxes.

4.19 Employee Benefit Plans.

(a) Schedule 4.19(a) of the Company Disclosure Schedules contains a true, correct and complete list of all Company Benefit Plans as of the Agreement Date. The term “Company Benefit Plans” means all employee welfare benefit plans and employee pension benefit plans as such terms are defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit agreements, arrangements or understandings, whether formal or informal (and whether or not subject to ERISA), including, without limitation, any plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, any plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability or death, any deferred compensation plan, incentive compensation plan, bonus plan or arrangement, stock ownership plan, stock option plan, stock purchase plan, stock award plan, phantom stock plan, golden parachute agreement, change of control agreement, severance pay plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, retention incentive agreement, vacation policy or paid leave policy, disability plan, death benefit plan, life insurance plan and other similar plans, agreements, arrangements and understandings that are maintained or contributed to by the Company or a Company Subsidiary or with respect to which the Company or a Company Subsidiary may have any liability, contingent or otherwise. The Company has posted in the Data Room a list of all employees of the Company and the Company Subsidiaries, as of the Agreement Date, that includes the following information for each such employee: name, job title, date of hire, location, salary or wage rate, any other compensation components including bonuses or commissions, and leave status.

(b) Neither the Company nor any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code (each, an “ERISA Affiliate”) has ever adopted, sponsored, contributed to, maintained or had any liability with respect to an employee pension benefit plan as defined in section 3(2) of ERISA that has ever been subject to Title IV of ERISA or section 412 of the Code.

(c) With respect to each Company Benefit Plan, the Company has provided or made available to Buyer copies of each of the following documents:

(i) the written document setting forth the terms of the Company Benefit Plan and all amendments thereto (or if the Company Benefit Plan or any part thereof is not set forth in a written document, a description thereof);

(ii) the three most recent annual Form 5500 reports filed with the Internal Revenue Service;

(iii) the most recent summary plan description and summaries of material modifications thereto;

(iv) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Company Benefit Plans, if any; and

(v) the most recent financial statement.

(d) Any Company Benefit Plan intended to be qualified under section 401(a) of the Code either (i) has been determined by the Internal Revenue Service to be qualified under section 401(a) of the Code, (ii) has an applicable remedial amendment period that will not have ended before the Closing Date or (iii) has been established under a prototype plan with respect to which the sponsor of such prototype plan has obtained an opinion letter from the Internal Revenue Service concerning the qualified status of such prototype plan under section 401(a) of the Code and the Company or the Company Subsidiary which has adopted such plan may rely upon such opinion letter. To the Knowledge of the Company, no facts have occurred that if known by the Internal Revenue Service could reasonably be expected to result in the disqualification of any of those plans.

(e) All contributions required to be made with respect to any Company Benefit Plan on or prior to the Closing Date have been timely made.

(f) No Company Benefit Plan provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirements or other terminations of service, other than coverage mandated by applicable Legal Requirements, and no commitments have been made to provide such coverage.

(g) Neither the Company nor any other Person has engaged in a transaction that could reasonably expect to result in the imposition upon the Company of a civil penalty under sections 409 or 502(i) of ERISA or a Tax under sections 4972, 4975, 4976 or 4980 of the Code with respect to any Company Benefit Plan.

(h) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Legal Requirements (including, but not limited to, ERISA and the Code).

(i) There is no litigation, Proceeding, audit, examination or claim pending, or, to the Company’s Knowledge, threatened or contemplated, relating to any Company Benefit Plan (other than routine claims for benefits).

(j) Except as set forth in Schedule 4.19(a)(j) of the Company Disclosure Schedules, neither the Company nor any ERISA Affiliate has ever adopted, sponsored, contributed to, had an obligation to contribute to, maintained or has any liability with respect to any plan that is or was a “multiemployer plan” as such term is defined in section 3(37) of ERISA or any “multiple employer plan” as such term is defined in section 413(c) of the Code.

(k) Except as set forth in Schedule 4.19(k) of the Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Acquisition will: (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan (or any other program or arrangement), (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Company Benefit Plan, or (iii) result in any amount under a Company Benefit Plan (or any other program or arrangement) that may potentially be an “excess parachute payment” under section 280G of the Code and the Treasury Regulations thereunder (or any corresponding provision of state, local or non-U.S. Tax law), determined without regard to whether such payment or acceleration of vesting is “reasonable compensation” for services performed or to be performed in the future.

(l) Each Company Benefit Plan (and any other program or arrangement) that is a nonqualified deferred compensation plan within the meaning of section 409A of the Code is identified as such in Schedule 4.19(l) of the Company Disclosure Schedules. Each plan, program, or arrangement (if any) identified in Schedule 4.19(l) of the Company Disclosure Schedules has at all times been operated and maintained in accordance with the requirements of Notice 2005-1, the proposed and/or final regulations under section 409A of the Code and a good faith, reasonable interpretation of section 409A of the Code with respect to amounts deferred (within the meaning of section 409A of the Code) after December 31, 2004.

(m) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in this Section 4.19(a) through (l) are the only representations and warranties of the Company with respect to the Company Benefit Plans and employee benefit matters.

4.20 Labor; Employees.

(a) There is no unfair labor practice charge or complaint pending or, to the Company’s Knowledge, threatened, with regard to employees of the Company or any Company Subsidiary.

(b) There is no labor strike, slowdown, work stoppage or other labor controversy in effect or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has, within the last two years prior to the Agreement Date, had or been threatened with any labor strike, slowdown, work stoppage or other labor controversy. To the Knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is party to or bound by any collective bargaining contract or agreement.

(c) Neither the Company nor any Company Subsidiary is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company or any Company Subsidiary.

(d) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees. The Company and the Company Subsidiaries are in compliance with all Legal Requirements pertaining to employment, including Legal Requirements regarding the payment of wages or other compensation, employment discrimination and harassment, occupational safety and health, and any and all other Legal Requirements governing or pertaining to the terms and conditions of employment, except for failures to comply that are not, in the aggregate, reasonably likely to have a material effect on the business, assets, properties and operations of the Company and the Company Subsidiaries taken as a whole. No Proceeding is pending nor, to the Knowledge of the Company, is any Proceeding threatened against the Company or the Company Subsidiaries alleging any failure to so comply. To the Knowledge of the Company, as of the Agreement Date no executive, key employee or work crew has any plans to terminate employment with the Company or a Company Subsidiary.

(e) To the Company’s Knowledge, there are no pending claims against the Company under any workers compensation plan or policy or for long-term disability.

4.21 Insurance.

(a) Schedule 4.21 of the Company Disclosure Schedules contains a list of all Company insurance policies and bonds currently in effect.

(b) There is no claim pending as of the Agreement Date under any of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. As of the Agreement Date, the Company maintains and, immediately prior to the Closing will maintain, insurance covering its properties, operations, personnel and business in amounts consistent with the past practice of the Company.

4.22 Permits. The Company and the Company Subsidiaries hold all Permits that are required to operate their businesses as currently operated, except for any such Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on the Company and Company Subsidiaries. There has not occurred any default by the Company or a Company Subsidiary under any such Permit, nor will one result from the execution of this Agreement or the Closing, except in each case for defaults that are not, in the aggregate, reasonably likely to have a material effect on the business, assets, properties and operations of the Company and the Company Subsidiaries taken as a whole. Since January 1, 2010, the Company has received no written notice, or to the Knowledge of the Company, oral notice, from any Governmental Entity that such Governmental Entity intends to revoke, not renew or adversely modify any such Permit in a manner that would be reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries.

4.23 Affiliate Transactions. Except as set forth in Schedule 4.23 of the Company Disclosure Schedules, there are no Contracts relating to transactions between the Company, on the one hand, and any Seller, director or executive officer thereof or any member of such Seller’s, director’s or executive officer’s immediate family, or any Affiliate or Person controlled by such Seller, director or executive officer on the other hand.

4.24 Capital Commitments. Except as set forth in Schedule 4.24 of the Company Disclosure Schedules or as set forth in the Capital Expenditures Budget, there is no outstanding authorization for expenditure or other commitment for capital expenditure which is binding on the Company or any Company Subsidiary and which the Company reasonably anticipates will require expenditure by the Company and the Company Subsidiaries, collectively, after the Closing Date.

4.25 Customers and Suppliers.

(a) Except as set forth in Schedule 4.25(a) of the Company Disclosure Schedules, the Company has not received any written or, to the Company’s Knowledge, oral notice that any of the 10 largest customers of the Company and the Company Subsidiaries set forth in Schedule 4.25(a) of the Company Disclosure Schedules (which lists the 10 largest customers of the Company and the Company Subsidiaries, by aggregate dollar value of purchases from the Company and the Company Subsidiaries, for the year ended December 31, 2011) has terminated or intends to terminate or materially reduce the volume or pricing of its business with the Company or the Company Subsidiaries and, to the Knowledge of the Company, no such customer has threatened to take any such action.

(b) Except as set forth in Schedule 4.25(b) of the Company Disclosure Schedules, the Company has not received any written or, to the Company’s Knowledge, oral notice that any of the 10 largest suppliers of the Company and the Company Subsidiaries set forth in Schedule 4.25(b) (which lists the 10 largest suppliers of the Company and the Company Subsidiaries, by aggregate dollar value of purchases by the Company and the Company Subsidiaries, for the year ended December 31, 2011) has terminated or intends to terminate or materially reduce the volume or pricing of its business with the Company or the Company Subsidiaries and, to the Knowledge of the Company, no such supplier has threatened to take any such action.

4.26 Finders’ Fees. Except as set forth in Schedule 4.26 of the Company Disclosure Schedules, the Company is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which the Company is or will be a party, or in connection with the transactions contemplated hereby by reason of any act taken on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND BUYER

5.1 Representations and Warranties of the Sellers. Except as disclosed by the Sellers in the Company Disclosure Schedules, each Seller represents and warrants to Buyer, severally and not jointly, solely with respect to such Seller, that the statements contained in this Section 5.1 are true, correct and complete as of the Agreement Date (except to the extent any of the following statements speak expressly as of an earlier or later date).

(a) Authority and Enforceability. Such Seller has the right, power, authority, and capacity necessary to execute and deliver this Agreement and each other Transaction Document to which such Seller is a party and to perform and consummate the transactions contemplated hereunder and thereunder. Such Seller has taken all action necessary to duly authorize the execution and delivery of this Agreement and each other Transaction Document to which such Seller is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder. This Agreement has been, and at Closing each other Transaction Document to which such Seller is party will be, duly authorized, executed and delivered by, and this Agreement is, and at Closing each other Transaction Document to which such Seller is a party will be a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

(b) Ownership of the Shares. Such Seller is the record holder and beneficial owner of the number of Shares or Company Options set forth next to such Seller’s name in Exhibit 2.1 attached hereto under the column titled “Number of Shares” or “Number of Company Options”, as applicable, and in each case owns such Shares or Company Options free and clear of all Encumbrances except (i) transfer restrictions under state or federal securities laws, (ii) under the Company Stockholders Agreement and (iii) the terms and conditions relating to Company Options. Except for the number of shares of Company Common Stock and Company Options described in the previous sentence, such Seller does not hold, of record or beneficially, any shares of capital stock of the Company, any options, warrants, or other rights to purchase or otherwise acquire any shares of capital stock of the Company, or any other securities of any kind of the Company. Other than the Company Stockholders Agreement, the Shares and Company Options owned by such Seller are not subject to any voting agreement or other Contract restricting or otherwise relating to the voting, distribution rights or disposition of such Shares and Company Options.

(c) Non-Contravention. The execution and delivery of this Agreement by such Seller does not, the execution and delivery of each of the other Transaction Documents to which such Seller is or will be a party do not and will not, the consummation of the transactions contemplated hereby and thereby will not, and the performance by such Seller of its obligations hereunder and thereunder do not and will not conflict with or result in any violation of or default under (i) any provision of the organizational documents of such Seller (if such Seller is an entity), (ii) any Contract of such Seller or any Contract applicable to any of such Seller’s properties or assets, or (iii) any Legal Requirements applicable to such Seller or to any of such Seller’s properties or assets, except in the case of clauses (ii) or (iii) for such conflicts, violations or defaults, as are not, in the aggregate, reasonably likely to materially impede or delay such Seller’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms.

(d) Consents. No Approval of any Governmental Entity or any other Person is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) any Approval required under the HSR Act and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to such Seller’s ability to consummate the Acquisition or to perform its obligations under this Agreement.

(e) Litigation. There are no Proceedings pending or, to such Seller’s actual knowledge, threatened against such Seller (i) that question the validity of this Agreement or any action taken or to be taken by such Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (ii) that would reasonably be expected to materially prevent, impede or otherwise adversely affect the ability of such Seller to perform its obligations under and consummate the transactions contemplated by this Agreement.

(f) Finder’s Fees. Such Seller is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which such Seller is or will be a party, or in connection with the transactions contemplated hereby by reason of any act taken on behalf of such Seller.

5.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Company and the Sellers that the statements contained in this Section 5.2 are true, correct and complete as of the Agreement Date (except to the extent any of the following statements speak expressly as of an earlier or later date).

(a) Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has full corporate power and authority to conduct its business as currently being conducted and to own, lease and operate its properties as such are currently owned, leased and operated.

(b) Authority and Enforceability. Buyer has the relevant corporate power and authority necessary to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform and consummate the transactions contemplated hereunder and thereunder. Buyer has taken all corporate action necessary to duly authorize the execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder. This Agreement has been, and at Closing each other Transaction Document to which Buyer is party will be, duly authorized, executed and delivered by, and this Agreement is, and at Closing each other Transaction Document to which Buyer is a party will be a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

(c) Non-Contravention. The execution and delivery of this Agreement by Buyer do not, the execution and delivery of each of the other Transaction Documents to which Buyer is or will be a party, the consummation of the transactions contemplated hereby and thereby will not, and the performance by Buyer of its obligations hereunder and thereunder do not and will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation or bylaws or other equivalent organizational or governing documents, as applicable, of Buyer, in each case as amended to date, (ii) any Legal Requirements applicable to Buyer or to any of its material properties or assets or (iii) any written or, to the knowledge of Buyer, oral request of any Governmental Entity.

(d) Consents. No Approval of any Governmental Entity or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) any Approval required under the HSR Act, and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Buyer’s ability to consummate the Acquisition or to perform its obligations under this Agreement.

(e) Litigation. There are no Proceedings pending or, to Buyer’s actual knowledge, threatened against Buyer (i) that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (ii) that would reasonably be expected to materially prevent, impede or otherwise adversely affect the ability of Buyer to perform its obligations under and consummate the transactions contemplated by this Agreement.

(f) Finder’s Fees. Buyer is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which Buyer is or will be a party, or in connection with the transactions contemplated hereby by reason of any act taken on behalf of Buyer.

(g) Availability of Funds; Financing. Immediately prior to the Closing, Buyer will have sufficient immediately available funds to enable it to pay to the Sellers the Purchase Price and consummate the Acquisition on the terms and conditions set forth herein.

(h) Investment Intention. Buyer is acquiring the Shares for its own account, for investment purposes only, and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Buyer understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(i) Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. At and immediately after the Closing, and after giving effect to the Closing and the other transactions contemplated hereby, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING

6.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing (the “Pre-Closing Period”):

(a) the Company shall, and shall cause the Company Subsidiaries to, conduct their businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Legal Requirements (except to the extent expressly provided otherwise in this Agreement); and

(b) the Company shall, and shall cause each of the Company Subsidiaries to, (i) pay all of its debts and Taxes before they shall become delinquent, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other obligations under Material Contracts consistent with past practices and policies, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business and (iv) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it.

6.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 6.1, and except as set forth on Schedule 6.2 of the Company Disclosure Schedules, during the Pre-Closing Period, the Company shall not do or permit any Company Subsidiary to do any of the following (except to the extent expressly provided otherwise in this Agreement) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) Charter Documents. Cause or permit any amendments to the Organizational Documents or the Company Subsidiary Organizational Documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any non-cash dividends on or make any other non-cash distributions in respect of any of the capital stock of the Company, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, other than (i) from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service or (ii) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options;

(c) Material Contracts. Terminate, materially amend or otherwise modify or extend any of the terms of any Material Contracts of the Company or the Company Subsidiaries, intentionally breach or default, or intentionally waive any breach or default, under any of the terms of any Material Contracts of the Company or the Company Subsidiaries, or enter into any Contract which would be deemed a Material Contract if existing on the execution date of this Agreement; provided, that this provision shall not require the Company to seek or obtain Buyer’s consent in order to set or change the prices at which the Company or a Company Subsidiary provides services to current customers in the ordinary course of business and consistent with the applicable Material Contract;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Company Common Stock or other equity interests in the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire shares of Company Common Stock or other equity interests in the Company, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options;

(e) Loans and Investments. Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money; provided, however, that the Company or a Company Subsidiary may make payments on any of its Debt in the ordinary course of business;

(f) Intellectual Property. Transfer or license to any Person any rights to any Company Intellectual Property;

(g) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its material properties or assets or enter into any Contract with respect to the foregoing;

(h) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than drawing on existing lines of credit in the ordinary course of business;

(i) Payment of Obligations. Pay, discharge or satisfy any claim or liability arising otherwise than in the ordinary course of business (other than the payment, discharge, or satisfaction of liabilities reflected in or reserved against in the Financial Statements);

(j) Employee Benefit Plans; Pay Increases. Terminate, adopt or materially amend any Company Benefit Plan or materially amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each such case as required under ERISA or other applicable Legal Requirements or as necessary to maintain the status of such plan under the Code, or pay any special bonus or special remuneration to any director, executive officer or employee outside of the ordinary course of business;

(k) Lawsuits; Settlements. Settle or agree to settle any material pending or threatened Proceeding against the Company or any Company Subsidiary;

(l) Taxes. Make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any Tax sharing or similar agreement, settle any material claim or assessment in respect of Taxes, or surrender any right to claim a material refund of Taxes;

(m) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants;

(n) Mergers and Acquisitions. Consummate any merger or consolidation with, or acquire all or substantially all of the assets of, any Person;

(o) Permits. Fail to use commercially reasonable efforts to maintain all material Permits in effect on the Agreement Date and necessary or required for the ownership and operation of the business of the Company and the Company Subsidiaries;

(p) Capital Expenditures. Make any capital expenditure other than capital expenditures contemplated by the Capital Expenditures Budget;

(q) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on the properties or assets of the Company or the Company Subsidiaries; or

(r) Other. Take, or agree in writing to take, any of the actions described in clauses (a) through (q) of this Section 6.2.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Confidentiality; Public Disclosure. The Company, the Sellers and Buyer shall not, and shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use any Party’s name or refer to any Party directly or in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Buyer and the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), unless required by law and except as reasonably necessary for the Company and Buyer to obtain the consents and approvals contemplated by this Agreement. Buyer will allow the Sellers’ Representative a reasonable opportunity to review and comment, at least one Business Day prior to issuing any press release, public statement or other public announcement pertaining to this Agreement or the transactions contemplated hereby.

7.2 Commercially Reasonable Efforts. Each of the Parties agrees to use its commercially reasonable efforts, and to cooperate with each other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated hereby, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable to cause the closing conditions set forth in ARTICLE VIII to be satisfied and for effecting completely the consummation of the Acquisition and the other transactions contemplated hereby.

7.3 Third-Party Consents; Notices. The Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all Approvals described in Schedule 7.3 of the Company Disclosure Schedules.

7.4 Access to Information.

(a) During the Pre-Closing Period, the Company shall afford Buyer and its accountants, counsel and other representatives, upon reasonable request, reasonable access during normal business hours to all of the Business Facilities, books, Contracts and records of the Company and the Company Subsidiaries.

(b) Subject to compliance with applicable Legal Requirements during the Pre-Closing Period, the Company shall confer from time to time as requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

(c) Following the Closing, the Company and Buyer shall afford the Sellers’ Representative, its Affiliates and their respective accountants, counsel and other representatives, upon reasonable request, reasonable access during normal business hours to all of the properties, books, Contracts, employees and records of the Company and the Company Subsidiaries to the extent that such access is reasonably required by a Seller in connection with (i) the preparation of any Seller’s Tax returns or with any audit thereof, (ii) any claim or Proceeding relating to the operation of the businesses of the Company and the Company Subsidiaries prior to the Closing, (iii) any regulatory filing or matter or (iv) any matter relating to this Agreement or the transactions contemplated hereby. The Company shall maintain such books and records in reasonably accessible format and at reasonably accessible locations.

(d) Following the Closing, Buyer shall, and shall instruct its and the Company’s employees to, at any Seller’s reasonable request, cooperate with such Seller as may be reasonably required in connection with the investigation and defense of any claim or Proceeding relating to the business of the Company or any of the Company Subsidiaries that is brought against such Seller or any of its Affiliates at any time after the Closing by any Person other than Buyer, the Company or any of their Affiliates or successors.

7.5 Expenses. Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense; provided, however, that Buyer shall pay any filing fees required under or in connection with the HSR Act or any foreign antitrust or competition laws and the Company shall pay (a) any expenses incurred by the Sellers, as a group, prior to the Closing, and (b) the attorneys’ fees and related expenses, up to a total of $15,000, of one counsel retained by Don Gawick, Tom Wilkins, Everett Michael Hobbs, John L. Dunn and Ed Keppler in connection with their review of this Agreement and the transactions contemplated hereby.

7.6 Pay-Off Letters. The Company shall cause the lenders under the Loan Agreements to prepare and deliver to the Company and Buyer, no later than one Business Day prior to the Closing Date, the Pay-Off Letters, which Pay-Off Letters shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Debt under such Loan Agreements outstanding as of immediately prior to the Closing.

7.7 Tax Matters.

(a) Tax Returns. Except as otherwise provided in Section 7.7(h),

(i) The Sellers’ Representative shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all Tax Returns of the Company or a Company Subsidiary covering a Tax period ending on or before the Closing Date that are required to be filed after the Closing Date (each, a “Pre-Closing Tax Return”), and each such Pre-Closing Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Legal Requirements or fact. The Sellers’ Representative shall provide a copy of each such Pre-Closing Tax Return, together will all supporting documentation and workpapers, to Buyer for Buyer’s review and reasonable comment at least 30 days prior to the due date (taking into account all valid extensions) for filing such Pre-Closing Tax Return. The Sellers’ Representative shall include any reasonable comments provided in writing by Buyer to the Sellers’ Representative at least five days prior to the due date (taking into account all valid extensions) for filing such Pre-Closing Tax Return. Subject to the indemnification obligations of the Sellers pursuant to Section 11.2(b)(iii), the Company or a Company Subsidiary, as applicable, shall be responsible for paying all Taxes reflected on a Pre-Closing Tax Return.

(ii) Buyer shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all Tax Returns of the Company or a Company Subsidiary covering a Straddle Period (each, a “Straddle Tax Return”), and each Straddle Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Legal Requirement or fact. Buyer shall provide a copy of each such Straddle Tax Return, together will all supporting documentation and workpapers, to the Sellers’ Representative for the Sellers’ Representative review and reasonable comment at least 30 days prior to the due date (taking into account all valid extensions) for filing such Straddle Tax Return. Buyer shall include any reasonable comments provided in writing by the Sellers’ Representative to Buyer at least five days prior to the due date (taking into account all valid extensions) for filing such Straddle Tax Return. Subject to the indemnification obligations of the Sellers pursuant to Section 11.2(b)(iii), the Company or a Company Subsidiary, as applicable, shall be responsible for paying all Taxes reflected on a Straddle Tax Return.

(b) Amended Tax Returns. Unless required by Legal Requirements or a Tax Authority, Buyer shall not, and shall not cause or permit any of its Affiliates, the Company, or any Company Subsidiary to, (i) amend any Tax Return of the Company or any Company Subsidiary that covers a Tax period ending on or before the Closing Date or a Straddle Period, or (ii) make any Tax election that has retroactive effect to any such Tax period or Straddle Period, in each case without the prior written consent of the Sellers’ Representative.

(c) Allocation of Straddle Period Taxes. For purposes of Section 11.2(b)(iii), the portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall, except as otherwise provided in Section 7.7(d), be determined as follows:

(i) In the case of any real property, personal property, ad valorem and similar Taxes (“Property Tax”), the amount of such Property Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period.

(ii) In the case of all other Taxes not described in Section 7.7(c)(i) (which, for the avoidance of doubt, includes any Tax based on income, sales, revenue, production or similar items), the amount any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period of such Straddle Period and the remainder of such Straddle Period in proportion to the number of days in the Pre-Closing Tax Period of such Straddle Period and the number of days in the remainder of such Straddle Period.

(d) Deductions for Option Payments. Notwithstanding anything contained in this Agreement to the contrary, unless otherwise required by applicable Legal Requirements, any Tax deductions attributable to or arising from the Option Payments shall (i) only be included and claimed on a Pre-Closing Tax Return or Straddle Tax Return, as the case may be, and (ii) be allocated solely to the Pre-Closing Tax Period.

(e) Refunds. The amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) of any Tax of the Company or any Company Subsidiary attributable to any Pre-Closing Tax Period (unless such refund is already reflected in Net Working Capital used to determine the Purchase Price) received by Buyer, the Company, any Company Subsidiary or any of their respective Affiliates shall be for the account of the Sellers. Any such amount (including any interest thereon, net of any Taxes) shall be paid by Buyer to the Sellers’ Representative within five days after any such refund is received, credited or applied as an offset, as the case may be. Notwithstanding the foregoing, any and all refunds or credits attributable to any loss or credit in a Tax period (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a Pre-Closing Tax Period shall be for the account of Buyer. For the avoidance of doubt, this Section 7.7(e) does not require the Sellers to be compensated or otherwise reimbursed for the economic or Tax benefit realized by Buyer, the Company, any Company Subsidiary or any of their respective Affiliates from the use in a Tax period (or portion of a Straddle Period) beginning after the Closing Date of any net operating loss or credit carryforwards of the Company or any Company Subsidiary attributable to any Pre-Closing Tax Period.

(f) Tax Cooperation. Each Party shall (and shall cause its Affiliates) to provide the other Parties with such assistance as may reasonably be requested by the other such Party in connection with the preparation of any Tax Return of or with respect to a Company or a Company Subsidiary or during the course of any, audit, investigation, or other examination by a Tax Authority or any judicial or administrative proceeding relating to Taxes of or attributable to a Company or a Company Subsidiary. Such cooperation shall include the retention and (upon the request of the other Party) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, examination, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees (i) to retain, and, following the Closing, to cause the Company and each Company Subsidiary to retain, all books and records with respect to Tax matters relating to the Company or any Company Subsidiary for any Tax period (or portion thereof) beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Sellers’ Representative, any extensions thereof) of the respective Tax period, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the Sellers’ Representative reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the Sellers’ Representative so requests, Buyer, the Company, or such Company Subsidiary, as the case may be, shall allow the Sellers’ Representative to take possession of such books and records. Each Party further agrees, upon reasonable request by another Party, to use its commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Sellers, Buyer, the Company or any Company Subsidiary (including, but not limited to, with respect to the transactions contemplated hereby).

(g) Tax Contests.

(i) Buyer agrees to give prompt written notice to the Sellers’ Representative if it or any Buyer Indemnified Person receives any communication or notice with respect to any audit, review, examination, assessment, or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes of or with respect to the Company or any Company Subsidiary (including any administrative or judicial review of any claim for refund) for which the Sellers may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”).

(ii) The Sellers’ Representative shall have the right to control and defend the conduct of any Tax Contest covering any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice, provided, that (A) the Sellers’ Representative shall keep Buyer reasonably informed regarding the progress and substantive aspects of the Pre-Closing Tax Contest, (B) Buyer may monitor and observe (and retain separate counsel at its sole cost and expense to monitor and observe) the defense of the Pre-Closing Tax Contest, including, to the extent the circumstances allow, having an opportunity to review any written materials prepared in connection with the Pre-Closing Tax Contest and the right to attend any conferences relating thereto, and (C) the Sellers’ Representative will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Pre-Closing Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).

(iii) Buyer shall have the right to control and defend any Tax Contest covering any Straddle Period, any Tax Contest that is not a Pre-Closing Tax Contest, or any Pre-Closing Tax Contest for which the Sellers’ Representative has not assumed its right to control and defend such Pre-Closing Tax Contest as contemplated by Section 7.7(g)(ii) (an “Other Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice, provided, that, with respect to any Tax items in the Other Tax Contest for which the resulting Tax liability the Sellers would be required to provide indemnification pursuant to this Agreement, (A) Buyer shall keep the Sellers’ Representative reasonably informed regarding the progress and substantive aspects of such Tax items in the Other Tax Contest, (B) the Sellers’ Representative may retain separate co-counsel at its sole cost and expense and participate in the defense of such Tax items in the Other Tax Contest, including having an opportunity to review and comment on any written materials prepared in connection with such Tax items in the Other Tax Contest and the right to attend and participate in any conferences relating thereto, and (C) Buyer will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Tax items in the Other Tax Contest without the prior written consent of the Sellers’ Representative (which consent shall not to be unreasonably withheld, conditioned, or delayed).

(h) Transfer Taxes. Any and all transfer, sales, use, value added, excise, filing, recording, documentary, stamp or other similar Taxes applicable to, imposed upon or arising out of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Buyer. Buyer shall at its own expense file, or cause to be filed, all necessary Tax Returns and other documentation with respect to any Transfer Taxes. The Sellers shall cooperate with Buyer in the preparation of any necessary Tax Returns and other related documentation with respect to Transfer Taxes. Each Party agrees to use its commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes.

(i) No Section 338 Election. No election shall be made under Section 338 of the Code (or any similar provision under state, local, or foreign Legal Requirement) with respect to the purchase of the Shares pursuant to this Agreement.

(j) Conflict. In the event of conflict between any of the provisions of this Section 7.7 and any other provisions of this Agreement, the provisions of this Section 7.7 shall control.

7.8 Employee Benefits Matters.

(a) For a period of one year after the Closing, Buyer shall, or shall cause the Company (or its successors) or another Affiliate of Buyer to, provide employees who continue to be employed by the Company or any Company Subsidiary and employees of the Company and its Subsidiaries who become employed by Buyer or any of its Affiliates with base salary or wages, cash bonus opportunity, and pension and welfare and other benefits and compensation under plans, programs and arrangements, which in the aggregate will provide base salary or wages, cash bonus opportunity, and pension and welfare and other benefits and compensation to the employees in the aggregate which, taken together, are substantially comparable, in the aggregate, to the base salary or wages, cash bonus opportunity, and pension and welfare and other benefits and compensation (excluding equity-based awards) provided to such employees in the aggregate under the Company Benefit Plans on the Agreement Date; provided, however, that (subject to compliance with the foregoing provisions of this Section 7.8(a)) nothing herein shall prevent the amendment or termination of any benefit or compensation plan, program or arrangement maintained by Buyer or its Affiliates or interfere with the right or obligation of Buyer or its Affiliate to make such changes to such plans, programs or arrangements as are necessary to conform with applicable Legal Requirements; provided, further, that Buyer shall not be obligated to provide such substantially comparable levels of base salary or wages, cash bonus opportunities, and pension and welfare and other benefits compensation to the extent the Company and the Company Subsidiaries, taken as a whole, fail to perform at similar levels of profitability and productivity as they performed at Closing.

(b) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan or any employee benefit plan, program or arrangement maintained by Buyer or any of its Affiliates or (ii) (subject to compliance with the provisions of Section 7.8(a)) obligate Buyer or any of its Affiliates to (A) maintain any particular benefit plan or compensation arrangement or (B) retain the employment of any particular employee.

7.9 Labor Matters; WARN.

(a) The Parties acknowledge and agree that employees of the Company and any Company Subsidiary shall remain employees “at will” following the Closing, and that Buyer and the Company or Company Subsidiary, as applicable, shall be free to terminate the employment of any such employee upon or after Closing for any reason or no reason, with or without cause or notice, subject to the terms and conditions of any employment agreements that may be entered into by the Company or a Company Subsidiary, as applicable, and an employee thereof.

(b) Prior to the Closing, neither the Company nor any Company Subsidiary shall, and prior to the 61st day following the Closing Date, Buyer shall not, and shall cause the Company and all of the Company Subsidiaries not to, without fully complying with the notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended, (the “WARN Act”), effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of the Company Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act) affecting a single site of employment of the Company or any of the Company Subsidiaries.

(c) If Buyer takes any action within 180 days after the Closing Date that independently, or in connection with any reduction in the size of the Company’s or any of the Company Subsidiaries’ work force occurring within the 90-day period prior to the Closing Date, could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, Buyer shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, and paying all penalties and costs, if any, which may result from any failure to provide such notice.

7.10 No Other Representations; Non-Reliance.

(a) Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Company Subsidiaries and its and their businesses and operations and Buyer has been furnished with or given full access to such material information about the Company and the Company Subsidiaries and its and their businesses and operations as Buyer and its representatives have requested prior to the Agreement Date. In connection with Buyer’s investigation of the Company and the Company Subsidiaries and its and their businesses and operations, Buyer and its representatives have received from the Company or its representatives certain projections and other forecasts for the Company and the Company Subsidiaries and certain estimates, plans and budget information. Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) Buyer is familiar with such uncertainties and (iii) Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to Buyer or its representatives.

(b) Buyer agrees that, except for the representations and warranties of the Company expressly set forth in ARTICLE IV and the representations and warranties of the Sellers made in Section 5.1, none of the Company, any Company Subsidiary, any Seller or any of their respective Affiliates or representatives has made or will be deemed to have made to Buyer or its Affiliates or representatives any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties of the Company set forth in

ARTICLE IV and the representations and warranties of the Sellers made in Section 5.1, Buyer agrees that none of the Company, any Company Subsidiary, any Seller or any of their respective Affiliates or representatives makes or has made any representation or warranty to Buyer or any of its representatives or Affiliates with respect to:

(i) any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of the Company Subsidiaries or the future business, operations or affairs of the Company or any of the Company Subsidiaries heretofore or hereafter delivered to or made available to Buyer or its representatives or Affiliates; or

(ii) any other information, statements or documents heretofore or hereafter delivered to or made available to Buyer or its representatives or Affiliates, including the information contained in the Company’s online data room, with respect to the Company or the business, operations, or affairs of the Company or any of the Company Subsidiaries, except as expressly covered by representations and warranties of the Company set forth in ARTICLE IV and the representations and warranties of the Sellers made in Section 5.1.

(c) The Sellers and the Company acknowledge and agree that, except for the representations and warranties of Buyer expressly set forth in Section 5.2, neither Buyer nor any of its Affiliates or representatives makes or has made to any of the Sellers, the Company, any Company Subsidiary or any of their respective Affiliates or representatives any representation or warranty of any kind.

7.11 Waiver. Buyer hereby waives, and, following the Closing, the Company agrees to waive, any conflicts that may arise in connection with (a) Fulbright & Jaworski L.L.P., counsel to the Company, representing all or any of the Sellers following the Closing in a dispute with Buyer or the Company arising under this Agreement or any other Transaction Document and (b) the communication by such counsel to the Sellers in connection with any such representation any fact known to such counsel.

7.12 Release.

(a) Sellers’ Release. In exchange for receipt of the Purchase Price and effective at the Closing, each of the Sellers hereby irrevocably and unconditionally releases, acquits and forever discharges, without any additional consideration or the need for additional documentation, each of the Company and the Company Subsidiaries, their respective Affiliates, and each of their respective partners, members, managers, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (collectively, the “Company Released Parties”) from any and all charges, complaints, claims, suits, judgments, demands, actions, obligations or liabilities, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known, unknown or presently unknowable, contingent or absolute, whether asserted or not, now existing or which may subsequently accrue to them in the future, emanating from, in connection with, related to or arising out of the ownership, management or operation of the business of the Company or the Company Subsidiaries prior to the Closing. In exchange for receipt of the Purchase Price and effective at the Closing, each of the Sellers hereby agrees that it shall not institute, pursue, solicit, encourage or assist any Proceeding or Proceedings (at law or in equity), suits, or claims in state or federal court against or adverse to the Company Released Parties arising from or attributable to the business of the Company or the Company Subsidiaries in connection with the foregoing. Notwithstanding anything contained in this Section 7.12(a), no release, acquittal or discharge shall be granted by any Seller to the extent such release arises out of or pertains to the obligations of Buyer or the Company pursuant to this Agreement, including any and all matters for which any Seller is entitled to indemnity under ARTICLE XI of this Agreement.

(b) Company Release. In exchange for good and valuable consideration, the receipt of which is hereby acknowledged, effective at the Closing, the Company, on behalf of itself and on behalf of each Company Subsidiary, hereby irrevocably and unconditionally releases, acquits and forever discharges, without any additional consideration or the need for additional documentation, each of the Sellers, their respective Affiliates, and each of their respective partners, members, managers, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (collectively, the “Seller Released Parties”) from any and all charges, complaints, claims, suits, judgments, demands, actions, obligations or liabilities, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known, unknown or presently unknowable, contingent or absolute, whether asserted or not, now existing or which may subsequently accrue to them in the future, emanating from, in connection with, related to or arising out of the ownership, management or operation of the business of the Company or the Company Subsidiaries prior to the Closing, except to the extent arising out of or relating to (i) the obligations of any Seller pursuant to this Agreement, including any and all matters for which the Buyer Indemnified Persons are entitled to indemnity under ARTICLE XI of this Agreement, (ii) the actual or alleged tortious, bad faith, fraudulent or willful misconduct of any Seller or (iii) the breach by any Seller of any fiduciary duty owed by such Seller to the Company or any Company Subsidiary under the General Corporation Law of the State of Delaware, the Texas Business Organizations Code or the Oklahoma General Corporation Act and the respective judicial interpretations thereof, as applicable. In exchange for good and valuable consideration, the receipt of which is hereby acknowledged, effective at the Closing, the Company, on behalf of itself and on behalf of each Company Subsidiary, hereby agrees that neither it nor any Company Subsidiary shall institute, pursue, solicit, encourage or assist any Proceeding or Proceedings (at law or in equity), suits, or claims in state or federal court against or adverse to the Seller Released Parties arising from or attributable to the ownership, management or operation of the business of the Company or the Company Subsidiaries in connection with the foregoing.

7.13 Waiver of Certain Rights. Each Seller hereby irrevocably waives any right such Seller presently has or has had as a “Non-Control Seller” (as such term is defined in the Company Stockholders Agreement) pursuant to the drag-along provisions set forth in Section 2 of the Company Stockholders Agreement, including any right to require strict adherence to such provisions and any notice period applicable thereunder, and hereby forever releases and discharges the Company and each other Seller from any obligation or liability to the extent arising from or relating to the rights waived hereunder, other than the obligations set forth in the penultimate paragraph of Section 2(a) of the Company Stockholders Agreement.

7.14 Developments. Each Party shall give prompt written notice to the other Party of any development occurring after the Agreement Date and prior to the Closing that is reasonably likely to cause any of such Party’s representations and warranties in ARTICLE IV or V to be inaccurate as of the Agreement Date or the Closing Date.

7.15 Repayment of Certain Obligations and Liens on Certain Shares.

(a) Effective at Closing, that certain Promissory Note dated March 24, 2010, made by Don Gawick in favor of the Company (the “Gawick Note”), shall be repaid through an equivalent reduction of the portion of the Closing Date Payment to be paid to Don Gawick, which amount shall be $37,840 plus accrued and unpaid interest through the Closing Date pursuant to such note (the “Gawick Note Amount”). Accordingly, the Company and Don Gawick further agree that, effective at the Closing, the Company releases any and all Encumbrances on any Shares held by Don Gawick, including the Encumbrances created pursuant to that certain Security and Pledge Agreement dated as of March 24, 2010.

(b) Effective at Closing, that certain Promissory Note dated July 30, 2010, made by John L. Dunn in favor of the Company (the “Dunn Note”) shall be repaid through an equivalent reduction of the portion of the Closing Date Payment to be paid to John L. Dunn, which amount shall be $37,993.98 plus accrued and unpaid interest through the Closing Date pursuant to such note (the “Dunn Note Amount”). Accordingly, the Company and John L. Dunn further agree that, effective at the Closing, the Company releases any and all Encumbrances on any Shares held by John L. Dunn, including the Encumbrances created pursuant to that certain Security and Pledge Agreement dated as of July 30, 2010.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(b) Governmental Approvals. The Buyer and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents with respect to Legal Requirements relating to antitrust matters, if any, necessary for consummation of, or in connection with, the Acquisition and the other transactions contemplated hereby, including the waiting period (and any extension thereof) applicable to the Acquisition under the HSR Act shall have been terminated or shall have expired.

8.2 Additional Conditions to Obligations of the Sellers. In addition to the conditions specified in Section 8.1, the obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Sellers and may be waived by the Sellers’ Representative in writing in its sole discretion without notice or liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties made by Buyer in Section 5.2 of this Agreement shall be true and correct as of the Closing Date as if made on the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) for such inaccuracies that do not have more than an immaterial adverse effect on Buyer’s ability to consummate the Acquisition or pay the Purchase Price. Buyer shall have performed and complied in all material respects with the covenants and agreements required to be performed and complied with by Buyer pursuant to this Agreement at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Sellers and the other specified recipients shall have received each of the payments, agreements, instruments and other documents set forth in Section 9.2(a).

8.3 Additional Conditions to the Obligations of Buyer. In addition to the conditions specified in Section 8.1, the obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in writing in its sole discretion without notice or liability to any Person):

(a) Representations, Warranties and Covenants. Each of the representations and warranties (i) made by the Company in ARTICLE IV and the representations and warranties of the Sellers made in Section 5.1, in each case other than the Fundamental Representations, shall be true and correct as of the Closing Date, except (A) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) to the extent that the failures of any such representations and warranties to be true and correct would not be, in the aggregate, reasonably likely to either (1) have a material effect on the business, assets, properties and operations of the Company and the Company Subsidiaries, taken as a whole, or (2) materially impede or delay any Seller’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms (and to the extent any such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 8.3(a)) and (ii) made by the Company and the Sellers that are Fundamental Representations shall be true and correct as of the Closing Date, except (A) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) to the extent that the failure of any such representations and warranties to be true and correct would not be reasonably likely to have more than an immaterial adverse impact on Buyer or its benefit of the transactions contemplated by this Agreement (and to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 8.3(a)). The Company shall have performed and complied in all material respects with the covenants and agreements required to be performed and complied with by the Company pursuant to this Agreement at or prior to the Closing.

(b) Receipt of Closing Deliveries. Buyer shall have received each of the agreements, instruments and other documents set forth in Section 9.2(b).

(c) No Material Adverse Effect. Since the Interim Balance Sheet Date, no change, event, circumstance, development, state of facts, or condition has occurred, that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries.

ARTICLE IX

CLOSING

9.1 Closing. Unless this Agreement is terminated and the transactions herein contemplated are abandoned pursuant to ARTICLE X, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the closing of the Acquisition (the “Closing”) will take place at 9:00 a.m., not later than the second Business Day after the Agreement Date, at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010, unless another date, time, or place is mutually agreed to in writing by Buyer and the Sellers’ Representative. If any of the conditions set forth in ARTICLE VIII are not satisfied or waived at the time the Closing is to occur pursuant to this Section 9.1 (other than any conditions to be satisfied through the making of payments or the delivery of documents at the Closing), Buyer or the Sellers’ Representative may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the earlier of the second Business Day after the conditions set forth in ARTICLE VIII have been so satisfied or waived (other than any conditions to be satisfied through the making of payments or the delivery of documents at the Closing) and the Termination Date).

9.2 Actions to Occur at Closing.

(a) At the Closing, Buyer shall deliver or cause to be delivered to the Sellers or other party as listed below each of the following:

(i) to the Sellers’ Representative, as paying agent for the Sellers, the Closing Date Payment by wire transfer of immediately available funds to the accounts designated by the Sellers’ Representative, to be deposited with the Sellers’ Representative for disbursement to the Sellers; provided that upon delivery of such payment by Buyer to the Sellers’ Representative, Buyer’s obligation to pay the Closing Date Payment to the Sellers at Closing shall be fully satisfied;

(ii) to each lender under the Loan Agreements, to an account designated by such lender in writing, the amount of Debt specified in such lender’s Pay-Off Letter (collectively, the sum of such Debt amounts for all such payees being hereinafter referred to as the “Debt Pay-Off Amount”);

(iii) to the Sellers’ Representative, a certificate dated as of the Closing Date, executed on behalf of the Buyer by a duly-authorized officer of the Buyer, to the effect that each of the conditions set forth in clause (a) of Section 8.2 has been satisfied;

(iv) to the Sellers’ Representative, an Escrow Agreement, substantially in the form of Exhibit 9.2(a)(iv) (the “Escrow Agreement”), duly executed by Buyer and the Escrow Agent;

(v) to the Escrow Agent, payment of (A) the Indemnity Escrow Amount to an account designated by the Escrow Agent (the “Indemnity Escrow Fund”) and (B) the Adjustment Escrow Amount to an account designated by the Escrow Agent (the “Adjustment Escrow Fund” and, together with the Indemnity Escrow Fund, the “Escrow Funds”); and

(vi) the Unpaid Company Transaction Costs to such account or accounts as are designated by the Company in writing prior to the Closing.

(b) At the Closing, the Sellers shall deliver or cause to be delivered to Buyer the following:

(i) a stock certificate or stock certificates evidencing all Shares held by each Selling Shareholder, duly endorsed or accompanied by duly executed stock powers in a form reasonably acceptable to Buyer;

(ii) a certificate, dated as of the Closing Date, executed by an authorized officer of the Company and the Sellers’ Representative on behalf of all the Sellers, to the effect that each of the conditions set forth in clauses (a) and (c) of Section 8.3 has been satisfied;

(iii) a certificate, duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the authorized representative of the Company executing this Agreement and the other Transaction Documents to be executed and delivered by the Company pursuant to this Agreement is duly authorized to execute the same;

(iv) the Approvals for the consummation of the transactions contemplated by this Agreement set forth in Schedule 7.3 of the Company Disclosure Schedules;

(v) final Pay-Off Letters from each of the lenders under the Loan Agreements;

(vi) evidence, reasonably satisfactory to Buyer, that the letter Agreement dated June 25, 2008, between the Company and Intervale Capital, LLC has been terminated and is of no further force and effect;

(vii) resignation letters, effective as of the Closing Date, from each of the directors of the Company and the Company Subsidiaries, duly executed by such Persons;

(viii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) that the Company’s certificate of incorporation and bylaws made available to the Buyer in the Data Room as of the Agreement Date have not been amended or modified since such date, and (B) as to the Company’s board resolutions approving the Acquisition and adopting this Agreement;

(ix) a certificate from each of the Company Subsidiaries, dated as of the Closing Date and executed on behalf of each Company Subsidiary by its Secretary, certifying that such Company Subsidiary’s certificate of incorporation and bylaws made available to the Buyer in the Data Room as of the Agreement Date have not been amended or modified since such date;

(x) the Escrow Agreement duly executed by the Sellers’ Representative on behalf of all the Sellers; and

(xi) a certificate of non-foreign status of each Seller that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) duly executed by such Seller in a form reasonably acceptable to Buyer.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Acquisition abandoned by authorized action taken by the terminating Party:

(a) by mutual written consent duly authorized by Buyer and the Sellers’ Representative;

(b) by either Buyer or the Sellers’ Representative, if the Closing shall not have occurred on or before June 30, 2012 or such other date that Buyer and the Sellers’ Representative may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose breach (or whose Affiliate’s breach) of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Buyer or the Sellers’ Representative, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Acquisition shall have become final and nonappealable;

(d) by Buyer, if the Company, any Seller or the Sellers’ Representative shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 15 Business Days after receipt by the Sellers’ Representative from Buyer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) and if not cured within the timeframe above and, at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied; or

(e) by the Sellers’ Representative, if Buyer shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 15 Business Days after receipt by Buyer from the Sellers’ Representative of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) and if not cured within the timeframe above and, at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, written notice thereof shall be given by Buyer or the Sellers’ Representative (as applicable) specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 10.2, Section 7.1 and ARTICLE XII, which shall remain in full force and effect; provided, however, that a party may seek to recover Damages caused by a Willful and Material Breach of this Agreement by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement that occurred prior to termination.

10.3 Amendment. This Agreement may only be amended by an instrument in writing signed by Buyer and the Sellers’ Representative, on behalf of all of the Sellers.

10.4 Extension; Waiver. At any time at or prior to the Closing, Buyer or the Sellers’ Representative may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of such Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Person. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1 Survival of Representations and Warranties.

(a) Each representation and warranty of the Sellers contained in Sections 5.1(a) (Representations and Warranties of the Sellers) and 5.1(b) (Ownership of the Shares) (collectively, the “Seller Fundamental Representations”) and any certificate with respect to such representations and warranties will survive the Closing indefinitely. Each representation and warranty of the Company contained in ARTICLE IV and of the Sellers contained in Section 5.1, other than the Seller Fundamental Representations, and any certificate with respect to such representations and warranties will survive the Closing and continue in full force and effect for 12 months thereafter, except for (i) the representations and warranties set forth in Sections 4.1 (Organization and Standing), 4.2 (Subsidiaries), 4.3 (Organizational Documents), 4.4 (Authority and Enforceability), 4.8 (Capital Structure) and 4.26 (Finders’ Fees) (collectively, the “Company Fundamental Representations”), which will survive the Closing indefinitely, (ii) the representations and warranties set forth in Section 4.17 (Environmental Matters), which will survive the Closing for three years, and (iii) the representations and warranties set forth in Sections 4.18 (Taxes) and 4.19 (Employee Benefit Plans), which will survive the Closing for five years.

(b) Each representation and warranty of Buyer contained in Section 5.2 and any certificate with respect to such representations and warranties will survive the Closing indefinitely.

(c) The obligations of the Parties under Sections 11.2 and 11.3 shall not terminate at the end of the applicable survival period with respect to any claims for indemnifiable Damages as to which the Indemnitee shall have given timely notice (stating in reasonable detail, to the extent practicable, the basis of the claim for indemnification) to the Indemnitor before the termination of the applicable survival period.

(d) The covenants of the Parties contained in this Agreement to be performed after the Closing shall survive the Closing until performed in full.

(e) The indemnification obligations of the Sellers under Section 11.2(b)(iii) shall survive the Closing for five years.

11.2 Indemnification Provisions for Buyer’s Benefit.

(a) Subject to the other provisions of this ARTICLE XI, after the Closing, each of the Sellers, severally and not jointly, will defend, indemnify, and hold Buyer and its Affiliates and any officers, directors, employees or agents thereof (“Buyer Indemnified Persons”) harmless from and pay any and all Damages, directly or indirectly, to the extent resulting from, caused by, in connection with, relating to, arising out of, or attributable to any breach of any representation or warranty such Seller has made in Section 5.1 or in any certificate with respect to any such representation or warranty that the Sellers’ Representative has delivered pursuant to this Agreement.

(b) Subject to the other provisions of this ARTICLE XI, after the Closing, each of the Sellers, jointly and severally, will defend, indemnify, and hold the Buyer Indemnified Persons harmless from and pay any and all Damages, directly or indirectly, to the extent resulting from, caused by, in connection with, relating to, arising out of, or attributable to any one of the following:

(i) any breach of any representation or warranty the Company has made in ARTICLE IV or in any certificate with respect to any such representation or warranty that the Sellers’ Representative has delivered pursuant to this Agreement;

(ii) any breach by any Seller or the Company of any covenant or obligation of any Seller or the Company in this Agreement; or

(iii) any and all (1) Taxes imposed on the Company or any Company Subsidiary for any Pre-Closing Tax Period (as determined in accordance with Sections 7.7(c) and 7.7(d)), and (2) Taxes imposed on the Company for any Tax period (or portion of a Straddle Period) beginning after the Closing Date that relates to and is in conflict with the determination to deduct and withhold Taxes at Closing on the entire amount of the Option Payments in the manner prescribed by Section 2.2(b) (i.e., by reference to the entire amount of the Option Payments (including the portion of the Option Payments that constitutes part of the Escrow Amounts deposited into the Escrow Funds at Closing)).

(c) Other than (i) as set forth in Section 12.7 (Remedies; Specific Performance), (ii) any breach of the Company Fundamental Representations or Seller Fundamental Representations (collectively, the “Fundamental Representations”), (iii) any breach by the Company of the representations and warranties contained in Sections 4.18 (Taxes) or 4.19 (Employee Benefit Plans), (iv) Taxes imposed on the Company or any Company Subsidiary for any Pre-Closing Tax Period (as determined in accordance with Sections 7.7(c) and 7.7(d)), or (v) Fraud by the Sellers or the Company in the negotiation or execution of this Agreement (collectively, the “Exclusivity Exceptions”), recourse to the Indemnity Escrow Fund in accordance with the provisions hereof and the Escrow Agreement shall be the Buyer Indemnified Persons’ sole and exclusive remedy available for Damages under Section 11.2(b).

(d) For the avoidance of doubt, no Buyer Indemnified Person will be entitled to be indemnified pursuant to this Section 11.2 for any amount of Damages to the extent such amount is reflected in the Closing Debt, Closing Cash, Unpaid Company Transaction Costs or Net Working Capital used to determine the Purchase Price.

(e) For purposes of determining Damages subject to indemnification pursuant to this ARTICLE XI, but not whether a breach of a representation or warranty has occurred that would be subject to this ARTICLE XI, the representations and warranties of the Company contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect.

11.3 Indemnification Provisions for the Sellers’ Benefit. Subject to the other provisions of this ARTICLE XI, after the Closing, Buyer will defend, indemnify, and hold the Sellers (the “Seller Indemnified Persons”) harmless from and pay any and all Damages, directly or indirectly, to the extent resulting from, caused by, in connection with, relating to, arising out of, or attributable to any of the following:

(a) any breach of any representation or warranty Buyer has made in Section 5.2 or in any certificate with respect to any such representation or warranty that Buyer has delivered pursuant to this Agreement; or

(b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

11.4 Limitations.

(a) Several Liability. The Buyer Indemnified Persons shall be entitled to recover Damages pursuant to Section 11.2(a) from (i) the Seller liable for such Damages directly and/or (ii) the Indemnity Escrow Fund in an amount not to exceed the portion of the Indemnity Escrow Amount equal to the Pro Rata Percentage of such Seller liable for such Damages.

(b) Cap.

(i) The Sellers’ aggregate liability under this Agreement to indemnify the Buyer Indemnified Persons pursuant to Section 11.2(b) shall be limited to the amount then remaining in the Indemnity Escrow Fund; provided, however, that such limitation on the Sellers’ indemnification liability shall not apply to Damages resulting from any of the Exclusivity Exceptions; provided, further, in the event the Indemnity Escrow Fund is finally and fully disbursed to the Sellers’ Representative in accordance with the Escrow Agreement, the Sellers shall remain obligated to indemnify the Buyer Indemnified Persons for Damages pursuant to Section 11.2(b) in an amount not to exceed the amount of the Indemnity Escrow Fund so finally and fully disbursed to the Sellers’ Representative with respect to matters for which the applicable survival period set forth in Section 11.1 has not expired.

(ii) Until such time as the amounts held in the Indemnity Escrow Fund have been fully disbursed in accordance with this Agreement and the Escrow Agreement, if a Buyer Indemnified Person asserts a claim for indemnifiable Damages pursuant to Section 11.2(b), other than with respect to any claim for Fraud by the Sellers or the Company in the negotiation or execution of this Agreement, such Buyer Indemnified Person must first seek to satisfy such claim solely from the Indemnity Escrow Fund; provided, that to the extent the actual liability of the Sellers for such indemnification claim exceeds the aggregate amount remaining in the Indemnity Escrow Fund, such Buyer Indemnified Person may seek to satisfy the remaining portion of such claim from the Sellers, jointly and severally, subject to the limitations set forth in this ARTICLE XI.

(iii) Buyer shall only be entitled to recover directly from a Seller pursuant to Section 11.2(b) an amount equal to such Seller’s Pro Rata Percentage of the Damages.

(iv) No Seller’s individual liability pursuant to Section 11.2 shall exceed an aggregate amount equal to the portion of the Purchase Price actually received by such Seller.

(c) Minimum Loss. The Buyer Indemnified Persons shall not be entitled to be indemnified for Damages pursuant to this Agreement unless and until:

(i) the amount of such Damages for any single event or occurrence or any aggregated claims arising out of the same or related facts, events or circumstances exceeds $50,000 (the “Per Claim Limitation”); and

(ii) the aggregate Damages so determined to be due for which the Buyer Indemnified Persons seek or have sought indemnification hereunder exceeds a cumulative aggregate of $2,725,000 (the “Basket”), in which event the Buyer Indemnified Persons shall, subject to the other limitations herein, be indemnified for all such Damages in excess of the Basket, but excluding any claims that do not meet the Per Claim Limitation;

provided, however, that such limitations on the Sellers’ indemnification liability shall not apply to Damages resulting from the Exclusivity Exceptions.

11.5 Exclusive Remedy; Non-Recourse. Other than as set forth in Section 12.7 (Remedies; Specific Performance) or with respect to any claim for Fraud in the negotiation or execution of this Agreement, indemnification pursuant to this ARTICLE XI shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement, and the Parties hereby waive and release any other rights, remedies, causes of action, or claims that they have or that may arise against any other Party with respect thereto.

11.6 Other Limitations.

(a) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES, AND THE RECOVERY BY A

PARTY OR INDEMNITEE OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL, EXCEPT IN THE CASE OF FRAUD, BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY OR INDEMNITEE BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY A PARTY OR INDEMNITEE.

(b) For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, incidental, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party who is not an Affiliate of Buyer or the Company, and (ii) such damages are recovered against an Indemnitee by a Person that is a third party who is not an Affiliate of Buyer or the Company. This Section 11.6 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder.

11.7 Appointment of Sellers’ Representative.

(a) The Sellers hereby appoint, as of the Agreement Date, Intervale Capital Fund, L.P. as the representative of the Sellers as described in this Section 11.7 and elsewhere in this Agreement (in such capacity, the “Sellers’ Representative”). The Sellers’ Representative is designated as the attorney-in-fact and agent for and on behalf of each Seller and their respective heirs, personal representatives, successors and assigns with respect to the post-Closing adjustments contemplated by ARTICLE III, claims for indemnification under this ARTICLE XI and the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Sellers’ Representative under this Agreement or the Escrow Agreement, including the exercise of the power to: (i) act as paying agent of the Sellers for purposes of receiving and distributing all amounts paid by Buyer to the Sellers under this Agreement, including the Closing Date Payment and any payments made pursuant to ARTICLE III, or disbursed by the Escrow Agent to the Sellers under the Escrow Agreement, (ii) authorize the release or delivery to Buyer of all or any portion of the Escrow Amounts in satisfaction of the obligations (if any) with respect to the post-Closing adjustments contemplated by ARTICLE III and indemnification claims by any Buyer Indemnified Person pursuant to this ARTICLE XI; (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such indemnification claims; (iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to this ARTICLE XI; (v) withhold from any amounts otherwise payable to a Seller hereunder, or pursue and seek payment from a Seller of, any Damages arising out of or resulting from a breach of any representation or warranty that specifically relates to such Seller’s ownership of Company Common Stock or Company Options; (vi) seek and pursue any claims against third parties that any of the Sellers may have in respect of any Damages recovered by a Buyer Indemnified Person hereunder and (vii) take all actions necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. The Sellers’ Representative shall have authority and power to act on behalf of the Sellers with respect to the disposition, settlement or other handling of the adjustments contemplated by ARTICLE III and all claims under this ARTICLE XI and all rights or obligations arising under ARTICLE III and this ARTICLE XI or otherwise as contemplated by this Agreement. The Sellers shall be bound by all actions taken and documents executed by the Sellers’ Representative in connection with ARTICLE III and this ARTICLE XI, and Buyer shall be entitled to rely on any action or decision of the Sellers’ Representative. In performing the functions specified in this Agreement, the Sellers’ Representative may act upon any instrument or other writing believed by the

Sellers’ Representative in good faith to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance of its duties pursuant to the provisions of this Agreement and the Escrow Agreement. The Sellers’ Representative shall be indemnified and held harmless by the Sellers (out of funds that otherwise are to be distributed from the Indemnity Escrow Fund to the Sellers, if any, upon termination of the Escrow Agreement or other amounts paid to the Sellers’ Representative on behalf of the Sellers pursuant to ARTICLE III, as described in this Section 11.7) from and against any loss, liability or expense incurred on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, except to the extent a loss, liability or expense arises from the bad faith, fraud or gross negligence of the Sellers’ Representative in the administration of its duties hereunder. Except to the extent of the bad faith, fraud or gross negligence of the Sellers’ Representative, each Seller hereby releases, waives and agrees not to sue the Sellers’ Representative or any of its equityholders, officers, Affiliates, employees, agents or representatives for any and all Damages, including, without limitation, statutory or common law rights of contribution or cost recovery, judgments or expenses which may now exist or which may hereafter arise in connection with the Company, any Company Subsidiary or any matter addressed by this Agreement or any Transaction Document. Any out-of-pocket costs and expenses incurred by the Sellers’ Representative in connection with actions taken by the Sellers’ Representative pursuant to the terms of ARTICLE III or this Section 11.7 or otherwise in connection with this Agreement, including the hiring of legal counsel and the incurring of legal fees and costs (“Representative Expenses”), shall be the responsibility of the Sellers. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement, and to consent to any amendment hereof or thereof, on behalf of all the Sellers and their respective heirs, successors and assigns.

(b) The Seller’s Representative shall keep the Sellers reasonably informed of any (i) post-Closing adjustments contemplated by ARTICLE III and indemnification claims by any Buyer Indemnified Person pursuant to this ARTICLE XI, including any suits, actions, arbitrations, settlements or compromises of, and orders of courts with respect to, such indemnification claims, and (ii) claims against third parties that the Sellers’ Representative becomes aware any of the Sellers may have in respect of any Damages recovered by a Buyer Indemnified Person hereunder. At the written request of any Seller, and to the extent not prohibited from doing so by Contract, Legal Requirement or order of a Governmental Entity, the Sellers’ Representative shall make available to such Seller copies of any pleadings, notices, demands, claims and similar written instruments with respect to any of the matters described in clauses (i) and (ii) above.

(c) The Sellers hereby appoint the Sellers’ Representative the true and lawful attorney-in-fact of the Sellers, with full power in their name and on their behalf to act according to the terms of this Agreement and the Escrow Agreement, to reimburse themselves, to pay to the Sellers any amounts paid to the Sellers’ Representative from the Escrow Funds or other amounts paid to the Sellers’ Representative pursuant to ARTICLE III, and in general to do all things and to perform all acts including executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement. This power of attorney is coupled with an interest and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated or affected by subsequent disability or incapacity of any Seller or by any act of any Seller or by operation of law, whether by such person’s death (unless the Sellers’ Representative has actual knowledge of such person’s death), disability, protective supervision or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Seller shall be deemed to have waived and renounced its, his or her right to renounce this power of attorney unilaterally any time before the six month anniversary following the termination of the Escrow Agreement. Each Seller shall be deemed to have waived any and all defenses that may be available to contest, negate or disaffirm the action of the

Sellers’ Representative taken in good faith under this Agreement or the Escrow Agreement. Notwithstanding the power of attorney granted in this Section 11.7, no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of a Seller (instead of the Sellers’ Representative) having signed or given the same directly.

(d) The provisions of this Section 11.7 shall in no way impose any obligations on Buyer. In particular, notwithstanding any notice received by Buyer to the contrary, Buyer shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to the Sellers with respect to actions, decisions or determinations of the Sellers’ Representative. Buyer shall be entitled to assume that all actions, decisions and determinations of the Sellers’ Representative are fully authorized.

11.8 Defense of Third-Party Claims.

(a) Subject to the provisions hereof, the Indemnitor on behalf of the Indemnitee shall have the right, but not the obligation, to elect to defend any Third-Party Claim, and the costs and expenses incurred by the Indemnitor in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnitor.

(b) The Indemnitee shall give prompt written notice of any Third-Party Claim to the Indemnitor; provided that the failure to timely give the Notice of Claim shall not limit or reduce the Indemnitee’s right to indemnity hereunder unless (and then only to the extent that) the Indemnitor is actually prejudiced thereby. The Indemnitor shall be entitled to assume the defense thereof, including to settle such Third-Party Claim subject to the requirements of Section 11.8(d), utilizing legal counsel reasonably acceptable to the Indemnitee.

(c) If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall: (i) notify Indemnitee within 15 days of receipt of the Notice of Claim that it will defend such Third-Party Claim; (ii) conduct the defense of such Third-Party Claim with reasonable diligence and act affirmatively to keep the Indemnitee reasonably informed of material developments in the Third-Party Claim at all stages thereof; (iii) promptly submit to the Indemnitee copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iv) promptly respond to all reasonable requests by Indemnitee relating thereto and otherwise permit the Indemnitee and its counsel to participate in, but not control, the conduct of the defense thereof; and (v) to the extent practicable in the circumstances, permit the Indemnitee and its counsel an opportunity to review and comment upon all legal papers to be submitted prior to their submission. Buyer, the Company and the Sellers’ Representative will make available to each other and each other’s counsel and accountants, without charge (other than any applicable third party costs) all of its or their books and records (or portions thereof) that relate to the Third-Party Claim, and each Party will render to the other Party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other Party in connection therewith. The Indemnitor and the Indemnitee shall use their reasonable best efforts, at the sole cost and expense of the Indemnitor, to avoid production of confidential information (consistent with applicable Legal Requirements and subject to a Party’s right to waive its own privilege), and seek to cause all communications among employees, counsel and others representing any Party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. Once the Indemnitor has made the election to defend as set forth above, the Indemnitee shall have the right to participate in any such defense and to employ separate counsel of its choosing at its sole cost and expense; provided, that if (i) the Indemnitee shall have been advised by counsel in writing that there are legal defenses available to the Indemnitee that are not available to, or in conflict with, those of the Indemnitor, (ii) the Indemnitor shall authorize the Indemnitee in writing to employ separate counsel at the

Indemnitor’s expense, or (iii) Indemnitor is not actively and reasonably diligently defending such Third Party Claim with legal counsel reasonably acceptable to Indemnitee, then the expenses of such counsel shall be considered Damages. The assumption of the defense of any such Third-Party Claim by the Indemnitor shall be an acknowledgement of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitor fails or refuses to provide the defense notice within 15 days after receipt of a Notice of Claim, the Indemnitee shall have the sole and exclusive right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing and the reasonable attorneys’ fees and expenses incurred by the Indemnitee for such counsel will be included in the Indemnitee’s Damages; provided, however, that the Indemnitee’s Damages shall not, in connection with any Proceeding or separate but substantially similar Proceedings arising out of the same allegations, include the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such Proceeding. No compromise or settlement of such claim by the Indemnitee shall be binding on the issue of whether, or the extent to which, the Indemnitee may be entitled to indemnification hereunder, and the Indemnitee shall not consent to the entry of any judgment or settle any claim without the written consent of Indemnitor, such consent not be unreasonably withheld, conditioned or delayed.

(d) If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall not have the right to enter into any settlement of a Third-Party Claim on the Indemnitee’s behalf without the consent of the Indemnitee, which will not be unreasonably withheld, conditioned or delayed unless (i) in the case of a claim by a Buyer Indemnified Person, the amount to be paid by the Indemnitee as a result of such settlement does not exceed the balance of the funds then on deposit in the Indemnity Escrow Fund (after taking into account any other outstanding claims) from which such claim shall be paid, (ii) such settlement does not involve any finding or admission of any violation of law or any injunctive or other form of non-monetary relief binding upon the Indemnitee or any of its Affiliates, officers, directors and agents, other than reasonable confidentiality obligations related to the terms of such settlement, and (iii) such settlement expressly and unconditionally releases the Indemnitee and its Affiliates and such other Persons from all liabilities and obligations with respect to such claim, and includes the giving by the claimant to the Indemnitee of a release in respect thereof, in form and substance reasonably satisfactory to the Indemnitee, of any further liability, at law, in equity or otherwise.

(e) The provisions of this Section 11.8 shall not apply to Tax Contests, which shall be governed by the provisions of Section 7.7(g).

11.9 Mitigation. Each Indemnitee shall be obligated in connection with any claim for indemnification under this ARTICLE XI to use commercially reasonable efforts to obtain any insurance proceeds available to such Indemnitee with regard to the applicable claims under the Indemnitee’s insurance policies or pursue any Tax benefits with regard to the applicable claims. The amount of Damages paid by an Indemnitor to an Indemnitee pursuant to this ARTICLE XI shall be reduced (or reimbursed, if already paid) in the amount of (a) any insurance proceeds actually received by the Indemnitee with respect to such Damages (net of any costs and expenses, self-insured retentions and retroactive premium adjustments incurred in connection with the realization or receipt of such payment) under any applicable insurance policies of the Indemnitee, but only to the extent the receipt of such insurance proceeds does not result in any additional insurance premium or cost to the Indemnitee, or (b) any Tax benefits realized by the Indemnitee with respect to such Damages. Nothing in this Agreement shall in any way limit the Indemnitor’s ability to defend against the Indemnitee’s recovery of Damages that are caused or exacerbated by or attributable to (i) the actions of the Indemnitee or (ii) the failure of the Indemnitee to mitigate any Damages in accordance with applicable Legal Requirements.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or e-mail (with confirmation of receipt) to the Parties at the following address (or at such other address for a Party as shall be specified by like notice):

if to Buyer, to:

C&J Spec-Rent Services, Inc. 10375 Richmond Ave., Suite 2000

Houston, TX 77042

Attention: General Counsel

Facsimile No.: (713) 260-9981

Telephone No.: (713) 260-9900

with a copy (which shall not constitute notice) to:

Locke Lord LLP

600 Travis, Suite 2800

Houston, TX 77002

Attention: Kevin N. Peter

Facsimile No.: (713) 229-2666

Telephone No.: (713) 226-1235

if to the Company, to:

Casedhole Holdings, Inc.

1160 S. Dairy Ashford Rd.

Houston, TX 77079

Attention: Chief Executive Officer

Facsimile No.: (281) 496-2965

Telephone No.: (281) 496-2962

if prior to the Closing, with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney, Suite 5100

Houston, TX 77010-3095

Attention: Efren A. Acosta

Facsimile No.: (713) 651-5246

Telephone No.: (713) 651-5373

if to the Sellers’ Representative, to:

Intervale Capital Fund, L.P.

20 University Road, Suite 360

Cambridge, MA 02138

Attention: Erich Horsley

Facsimile No.: (617) 497-8453

Telephone No.: (617) 497-8282

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney, Suite 5100

Houston, TX 77010-3095

Attention: Efren A. Acosta

Facsimile No.: (713) 651-5246

Telephone No.: (713) 651-5373

12.2 Company Disclosure Schedules. For the purposes of the Company Disclosure Schedules, any information, item or other disclosure set forth in any part of the Company Disclosure Schedules shall be deemed to have been set forth in all other applicable parts of the Company Disclosure Schedules and disclosed not only in connection with the representation and warranty specifically referenced on a given part of the Company Disclosure Schedules but for all purposes relating to the representations and warranties set forth in ARTICLE IV and Section 5.1 of this Agreement and shall be deemed to be disclosed and incorporated by reference in any other part of the Company Disclosure Schedules as though fully set forth in such part of the Company Disclosure Schedules for which applicability of such information and disclosure is relevant; provided, that the relevance of such disclosure is reasonably apparent from the face and terms of such disclosure. Inclusion of information in any part of the Company Disclosure Schedules shall not be construed as an admission that such information is material to the business, properties, financial condition or results of operations of the Company or any of the Company Subsidiaries. Matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in the Company Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

12.3 Counterparts.

(a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(b) A signature page to this Agreement, any Transaction Document or any other document prepared in connection with the transactions contemplated hereby that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement, any Transaction Document or any such other document, including a document sent by facsimile transmission or by email in portable document format (pdf), shall have the same effect as if such Party had executed and delivered an original of this Agreement, any such Transaction Document or any such other document. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, any Transaction Document or any such other document, shall be disregarded in determining the Party’s intent or the effectiveness of such signature.

12.4 Entire Agreement; Parties in Interest. This Agreement, the Confidentiality Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits, the Schedules, and the Company Disclosure Schedules, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the Parties any rights or remedies hereunder; provided, however, that (i) the Company officers, directors and employees are intended third-party beneficiaries of Sections 7.8 and 7.9 and (ii) the Buyer Indemnified Persons and the Seller Indemnified Persons are intended third-party beneficiaries of ARTICLE XI.

12.5 Assignment. Prior to the Closing, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the Company, the Sellers’ Representative and Buyer, and any such assignment without such prior written consent shall be null and void. From and after the Closing, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the Buyer and the Sellers’ Representative, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

12.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties. The Parties shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.7 Remedies; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 10.2 and ARTICLE XI) to seek and obtain without interference or challenge from the other Party (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. In circumstances where Buyer, the Company or any Seller is obligated to consummate the Acquisition and the Acquisition has not been consummated (other than as a result of the other Party’s refusal to close in violation of this Agreement), each of Buyer, the Company and the Sellers expressly acknowledges and agrees that the other Parties and their equityholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Parties and equityholders and that such other Parties on behalf of themselves and their equityholders shall be entitled to enforce specifically Buyer’s, the Company’s or the Sellers’, as the case may be, obligation to consummate the Acquisition. For the avoidance of doubt, under the terms of the immediately preceding sentence the Company and the Sellers shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or to enforce specifically the terms and provisions of this Agreement to prevent breaches of or enforce compliance with those covenants of Buyer in any court in the United States or any state having jurisdiction, subject to Section 12.9, this being in addition to any other remedy to which the Company and the Sellers may be entitled at law or in equity. Each of Buyer, the Sellers and the Sellers’ Representative hereby agrees not to raise any objection to the availability of the equitable remedy of specific performance to prevent or restrain breaches of or threatened breaches of this Agreement by the other Parties and to specifically enforce the terms and provisions of this Agreement to prevent breaches of or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Parties under this Agreement. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.8 Choice of Forum. Any dispute, controversy, claim, or action arising out of or relating to this Agreement and any documents contemplated hereby, each as amended from time to time, including regarding the validity or effect of this Agreement or the performance, breach, validity, interpretation, application, or termination hereof, and any of the transactions contemplated hereunder, but excluding a dispute, controversy or claim governed by ARTICLE III, shall be brought in the federal or state courts located in the City of Houston, State of Texas. Each of the Parties (a) irrevocably submits to the exclusive jurisdiction of each such court in any such dispute, controversy, claim, or action, (b) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (c) agrees that all such disputes, controversies, claims, and actions shall be heard and determined only in such courts, and (d) agrees not to bring any dispute, controversy, claim, or action arising out of or relating to this Agreement or any documents contemplated hereby or any of the transactions contemplated hereunder in any other court.

12.9 Governing Law. This Agreement and the legal relations between the Parties with respect hereto shall be governed by and construed in accordance with the domestic laws of the State of Texas without regard or giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.

12.10 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(b) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(d) All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

(e) A reference to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(f) A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns.

(g) A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(h) A reference to a writing includes a facsimile or email transmission of it and any means of reproducing of its words in a tangible and permanently visible form.

(i) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(j) The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation”.

(k) The Exhibits, Company Disclosure Schedules and Annexes attached to this Agreement are incorporated herein by reference and made a part of this Agreement.

(l) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(m) The word “or” will have the inclusive meaning represented by the phrase “and/or”.

(n) “Shall” and “will” have equal force and effect.

(o) Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question in Houston, Texas.

(p) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

(q) No action shall be required of the parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.

(r) All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

(s) Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

(t) The phrase “Material Adverse Effect on the Company and its Subsidiaries” or “Material Adverse Effect on the Company and the Company Subsidiaries” means a Material Adverse Effect on the Company and the Company Subsidiaries taken together as a whole.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

COMPANY:

CASEDHOLE HOLDINGS, INC.

By:	/s/ Don Gawick
Name:	Don Gawick
Title:	President and Chief Executive Officer

BUYER:

C&J SPEC-RENT SERVICES, INC.

By:	/s/ Randall C. McMullen, Jr.
Name:	Randall C. McMullen, Jr.
Title:	Vice President, Chief Financial Officer and Treasurer

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

SELLERS:

INTERVALE CAPITAL FUND, L.P.

By:		Intervale Capital GP, L.P.,
its general partner

	By:	Intervale Capital Associates, LLC,
its general partner

By:		/s/ Erich Horsley
Name:		Erich Horsley
Title:	Partner

INTERVALE CAPITAL CO-INVESTMENT FUND, L.P.

By:		Intervale Capital GP, L.P.,
its general partner

	By:	Intervale Capital Associates, LLC,
its general partner

By:		/s/ Erich Horsley
Name:		Erich Horsley
Title:		Partner

BNY MELLON-ALCENTRA MEZZANINE III, L.P.

By:		BNY Mellon-Alcentra Mezzanine III (GP), L.P., its general partner

By:		/s/ Scott Gold
Name:		Scott Gold
Title:		Authorized Person

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

/s/ Blake F. Reynolds
Blake F. Reynolds

/s/ Brian S. Buffington
Brian S. Buffington

/s/ Cliff W. Edmunds
Cliff W. Edmunds

/s/ David B. Mecham
David B. Mecham

/s/ Don Gawick
Don Gawick

/s/ Dwayne D. Allen
Dwayne D. Allen

/s/ Ed Keppler
Ed Keppler

/s/ Everett Michael Hobbs
Everett Michael Hobbs

/s/ Frank L. Lezu
Frank L. Lezu

/s/ Harold Yoesel
Harold Yoesel

/s/ John D. Bartee
John D. Bartee

/s/ John L. Dunn
John L. Dunn

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

/s/ John R. Harris
John R. Harris

/s/ Lyle G. Love
Lyle G. Love

/s/ Matthew L. Stark
Matthew L. Stark

/s/ Michael W. Dobrinski
Michael W. Dobrinski

/s/ Ron P. Haasl
Ron P. Haasl

/s/ Sanford E. Stark
Sanford E. Stark

/s/ Steven E. Green
Steven E. Green

/s/ Tom Wilkins
Tom Wilkins

/s/ Verlin L. Reed
Verlin L. Reed

/s/ Victor Jackson
Victor Jackson

/s/ Winston Eksund
Winston Eksund

/s/ Andy Stylianou
Andy Stylianou

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

/s/ Bill Anthony
Bill Anthony

/s/ Burk McCurdy Jr.
Burk McCurdy Jr.

/s/ Eddie Perez
Eddie Perez

/s/ James Haest
James Haest

/s/ James Sparks
James Sparks

/s/ Joe League
Joe League

/s/ Keith Rabb
Keith Rabb

/s/ Ken Bell
Ken Bell

/s/ Kyle Wichert
Kyle Wichert

/s/ Matt Wilhite
Matt Wilhite

/s/ Paula Tharp
Paula Tharp

/s/ Poncho Lawrence Wilson
Poncho Lawrence Wilson

/s/ Jody Bartee
Jody Bartee

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

SELLERS’ REPRESENTATIVE:

INTERVALE CAPITAL FUND, L.P.

By:	Intervale Capital GP, L.P.,
its general partner

	By:	Intervale Capital Associates, LLC,
its general partner

By:	/s/ Erich Horsley
Name:	Erich Horsley
Title:	Partner

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

EXHIBIT A

DEFINITIONS

“Accounting Firm” has the meaning set forth in Section 3.2(d).

“Acquisition” has the meaning set forth in the recitals.

“Adjustment Escrow Amount” means $2,000,000.

“Adjustment Payment Date” has the meaning set forth in Section 3.4.

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership, or otherwise, to direct the policies or management of a Person.

“Agreed Rate” means five percent per annum.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Approval” means all material notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Entity or any other Person.

“Basket” has the meaning set forth in Section 11.4(c)(ii).

“Business Day” means a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in Houston, Texas.

“Business Facility” means any real property that the Company or any of the Company Subsidiaries currently leases, operates or owns.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Persons” has the meaning set forth in Section 11.2(a).

“CapEx Double Count Adjustment” means (i) a downward adjustment equal to the “Amount Paid” (or portion thereof), as reflected in Schedule 2.2(a), for an item of Excluded Equipment to the extent that the “Amount Paid” (or portion thereof) for such item of Excluded Equipment is determined to have actually been reflected in the Interim Balance Sheet as an account payable or reserved in the Interim Balance Sheet as an accrued liability, or (ii) an upward adjustment equal to the “Amount Paid” (or portion thereof), as reflected in Schedule 2.2(a), for an item of Included Equipment to the extent that the “Amount Paid” (or portion thereof) for such item of Included Equipment is determined not to have been reflected in the Interim Balance Sheet as an account payable or reserved in the Interim Balance Sheet as an accrued liability.

“CapEx Expenditures/Payments” means an amount equal to (i) the actual and documented costs paid by the Company for purposes of acquiring the New Equipment, including payments made by the Company on or prior to the Closing Date under any Capitalized Lease Obligations related to the New Equipment, plus (ii) the remaining amount of any Capitalized Lease Obligations related to the New Equipment as of the Closing Date.

“Capital Expenditures Budget” has the meaning set forth in Section 4.10(j).

“Capitalized Lease Obligation” means, as of any date of determination, any obligation that is required to be classified and accounted for as a capitalized lease on the face of the consolidated balance sheet of the Company as of such date prepared in accordance with GAAP and the amount of Debt represented by any such obligation as of such date shall be the capitalized amount of such obligation that would appear on the face of such consolidated balance sheet.

“Cash” means the sum of cash, cash equivalents and liquid investments, plus all received but undeposited checks, deposited but uncleared bank deposits and cash held by counterparties, and less all outstanding checks and cash posted by counterparties, in each case of the Company and the Company Subsidiaries.

“CERCLA” has the meaning set forth in the definition of the term “Environmental Laws.”

“Closing” has the meaning set forth in Section 9.1.

“Closing Cash” means (i) the outstanding balance of Cash of the Company and the Company Subsidiaries as of 11:59 p.m. on the date immediately preceding the Closing Date, plus (ii) the Gawick Note Amount, plus (iii) the Dunn Note Amount.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Payment” means an amount equal to the (i) Pre-Adjustment Purchase Price, less (ii) the Escrow Amounts.

“Closing Debt” means the total amount of the Debt of the Company and the Company Subsidiaries (including principal amounts outstanding under the Loan Agreements, accrued and unpaid interest on Debt under the Loan Agreements, and all premiums, penalties, fees and other amounts included in the Debt Pay-Off Amount) determined as of 11:59 p.m. on the date immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plans” has the meaning set forth in Section 4.19(a).

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Disclosure Schedules” has the meaning set forth in ARTICLE IV.

“Company Fundamental Representations” has the meaning set forth in Section 11.1(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company and all Intellectual Property Rights applicable thereto.

“Company Option Plan” means the Amended and Restated Casedhole Holdings, Inc. 2008 Equity Incentive Plan.

“Company Options” has the meaning set forth in the recitals.

“Company Real Estate” has the meaning set forth in Section 4.12.

“Company Released Parties” has the meaning set forth in Section 7.12.

“Company Stockholders Agreement” means the Amended and Restated Stockholders Agreement of Casedhole Holdings, Inc., dated as of June 25, 2008, as amended.

“Company Subsidiary” means any of the Company’s Subsidiaries.

“Company Subsidiary Organizational Documents” has the meaning set forth in Section 4.3(b).

“Company Transaction Costs” means (a) all of the documented out-of-pocket fees and expenses (including all fees, expenses and disbursements of counsel, accountants, investment bankers, experts, Intervale Capital LLC or its Affiliates, and consultants to the Company and its Affiliates and representatives) incurred by the Company or any of the Company Subsidiaries in connection with the preparation, negotiation, execution and consummation of the transactions contemplated hereby (including all expenses of the Company set forth in Section 7.5) and (b) all payments to any employee of the Company or any Company Subsidiary that become due and payable by the Company or any Company Subsidiary upon the consummation of the Acquisition pursuant to an arrangement made between the Company or any Company Subsidiary and such employee at or prior to the Closing. For the avoidance of doubt, Company Transaction Costs shall not include the cost of obtaining “tail” or similar coverage for current officers, directors and executives of the Company under its current director and officer liability insurance policy.

“Confidentiality Agreement” means that certain letter, dated as of March 1, 2012, delivered by C&J Energy Services, Inc. to Harris Williams & Co. (on behalf of the Company).

“Contract” means any contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), whether written or oral.

“Current Assets” means, as of 11:59 p.m. on the date immediately preceding the Closing Date, the sum of all current assets of the Company and the Company Subsidiaries as determined in accordance with this Agreement and GAAP applied on a basis consistent with the preparation of the Interim Balance Sheet; provided, that Current Assets shall not include, in whole or in part, (a) Cash; (b) any Tax assets; (c) prepaid management fees; (d) costs and estimated earnings in excess of billings; or (e) the accounts receivable represented by the Gawick Note and the Dunn Note.

“Current Liabilities” means, as of 11:59 p.m. on the date immediately preceding the Closing Date, the sum of all current liabilities of the Company and the Company Subsidiaries as determined in accordance with this Agreement and GAAP applied on a basis consistent with the preparation of the Interim Balance Sheet; provided, that Current Liabilities shall not include, in whole or in part, (a) Debt (including the current portion of Debt, lines of credit, accrued and unpaid interest on Debt and all premiums, penalties, fees and other amounts included in the Debt Pay-Off Amount); (b) any Tax liabilities; (c) Company Transaction Costs; (d) accruals and reserves for unpaid management fees; (e) billings in excess of costs and estimated earnings; or (f) any unpaid amounts associated with obtaining “tail” or similar coverage for current officers, directors and executives of the Company under its current director and officer liability insurance policy.

“Damages” means any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, penalties, assessments, liabilities (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITIES ARISING UNDER ENVIRONMENTAL LAW) and out-of-pocket third party expenses incurred or paid, including reasonable attorneys’ fees, costs of investigation, Remediation or settlement, other professionals’ and experts’ fees, and court or arbitration costs.

“Debt” means, without duplication, (A) all indebtedness of the Company and the Company Subsidiaries for borrowed money (including all principal, interest, premiums, penalties and breakage fees, as well as any principal amounts outstanding under the Loan Agreements, accrued and unpaid interest on indebtedness under the Loan Agreements, and all premiums, penalties, fees and other amounts included in the Debt Pay-Off Amount), (B) all obligations of the Company and the Company Subsidiaries evidenced by notes, bonds, debentures or similar instruments or pursuant to any guaranty, (C) all Capitalized Lease Obligations and (D) all reimbursement obligations of the Company and the Company Subsidiaries in respect of any letter of credit, banker’s acceptance or similar credit transaction (but, for purposes of determining the amount of the Closing Debt, only those reimbursement obligations that are due and payable as of 11:59 p.m. on the date immediately preceding the Closing Date).

“Debt Pay-Off Amount” has the meaning set forth in Section 9.2(a)(ii).

“Disputed Items” has the meaning set forth in Section 3.2(d).

“Dunn Note” has the meaning set forth in Section 7.15(b).

“Dunn Note Amount” has the meaning set forth in Section 7.15(b).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (A) the voting of any security or the transfer of any security or other asset, (B) the receipt of any income derived from any asset, (C) the use of any asset and (D) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Law” means all Legal Requirements relating to (i) pollution or protection of human health or the environment (including air, water or land), (ii) solid, gaseous or liquid waste generation, handling, management, treatment, storage, disposal or transportation, (iii) worker protection as related to Hazardous Materials, (iv) a community’s right to know regarding Hazardous Materials, (v) facility security in relation to Hazardous Materials, or (vi) exposure to or Release of Hazardous Materials or other materials or substances alleged to be harmful. The term “Environmental Law” shall include, but not be limited to, the following statutes and the regulations promulgated thereunder in effect as of the Closing Date as amended from time to time: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any state or local laws and regulations similar thereto.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required to be in compliance with Environmental Law.

“ERISA” has the meaning set forth in Section 4.19(a).

“ERISA Affiliate” has the meaning set forth in Section 4.19(b).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 9.2(a)(iv).

“Escrow Amounts” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Escrow Funds” has the meaning set forth in Section 9.2(a)(v).

“Estimated Net Working Capital” has the meaning set forth in Section 3.1.

“Excluded Equipment” means an item of New Equipment the amount paid of which is indicated in Schedule 2.2(a) as not having been reflected in the Interim Balance Sheet as an account payable or reserved in the Interim Balance Sheet as an accrued liability. For the avoidance of doubt, an item is indicated in Schedule 2.2(a) as not having been reflected in the Interim Balance Sheet as an account payable or reserved in the Interim Balance Sheet as an accrued liability if the right hand column of Schedule 2.2(a) (captioned “In 4/30 AP”) indicates “No” for such item.

“Exclusivity Exceptions” has the meaning set forth in Section 11.2(c).

“Final Balance Sheet” has the meaning set forth in Section 3.2(a).

“Final Net Working Capital” has the meaning set forth in Section 3.2(a).

“Financial Statements” has the meaning set forth in Section 4.9(a).

“Fraud” means an intentional misrepresentation of a material fact or intentional omission of a material fact with respect to a representation or warranty made in this Agreement, which is made with the intent to mislead.

“Fundamental Representations” has the meaning set forth in Section 11.2(c).

“GAAP” means United States generally accepted accounting principles consistently applied by the Company.

“Gawick Note” has the meaning set forth in Section 7.15(a).

“Gawick Note Amount” has the meaning set forth in Section 7.15(a).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign.

“Hazardous Materials” means any (i) “hazardous wastes,” “hazardous substances,” “hazardous materials,” “extremely hazardous substances,” “pollutant,” “contaminant,” or “regulated substance,” as defined, listed, or classified pursuant to Environmental Laws; (ii) solid wastes (as defined or regulated pursuant to RCRA); (iii) asbestos; (iv) polychlorinated biphenyls; (v) mercury; (vi) flammable or explosive materials; (vii) radioactive materials; (viii) petroleum or petroleum products (including crude oil); and/or (ix) any other chemical, pollutant, contaminant, substance, waste, or material that is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Included Equipment” means an item of New Equipment that is not an item of Excluded Equipment.

“Indemnitee” or “Indemnitees” means, individually and as a group, the Buyer Indemnified Persons and Seller Indemnified Persons, as applicable.

“Indemnitor” means any Person having any liability to any Indemnitee under this Agreement.

“Indemnity Escrow Amount” means $13,625,000.

“Independent Accountant” has the meaning set forth in Section 3.2(d).

“Infringed” has the meaning set forth in Section 4.16(c).

“Intellectual Property” means algorithms, APIs, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), know-how, notebooks, manuals, drawings, network configurations and architectures, proprietary information, protocols, schematics, specifications, software (in any form, including source code and executable code), techniques, interfaces, URLs, web sites, works of authorship and all other forms of technology, whether in tangible or intangible form, in each case whether or not registered with a Governmental Entity.

“Intellectual Property Rights” means all rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (B) trademark, service mark and trade name rights and similar rights; (C) trade secret rights; (D) patents and industrial property rights; (E) database rights; (F) any other proprietary rights applicable to Intellectual Property; (G) any and all rights pursuant to any Intellectual Property laws of any Governmental Entity; and (H) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (A) through (G) above.

“Interim Balance Sheet” has the meaning set forth in Section 4.9(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Knowledge” means, with respect to the Company, the actual knowledge of Don Gawick, Everett Michael Hobbs, John L. Dunn, Ed Keppler, or Tom Wilkins, after reasonable inquiry by each such person of those employee(s) of the Company or Company Subsidiaries directly reporting to that person, which employees shall include Dwayne D. Allen, Winston Eksund, Steven E. Green, and Brian S. Buffington; provided, that such persons listed above shall not be obligated to conduct any further investigation or inquiry of any employees of the Company or Company Subsidiaries of a lower rank than those employees directly reporting to such persons, in accordance with the internal organization of the Company.

“Lease” or “Leases” has the meaning set forth in Section 4.12.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees.

“Loan Agreements” means, collectively, the documents evidencing Debt of the Company and the Company Subsidiaries set forth on Annex I.

“Material Adverse Effect” with respect to any Person means any change, event, development, circumstance or effect (each, an “Effect”) that (A) is materially adverse to the condition (financial or otherwise), assets (including intangible assets), liabilities (taken together), business or results of operations of such Person and its Subsidiaries, taken as a whole, or (B) materially prevents, impedes or otherwise adversely affects such Person’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements, except to the extent any such Effect results from or arises out of (i) changes in general economic conditions, (ii) changes affecting the industry or a segment of the industry or a geographic region generally in which such Person or its customers or suppliers operate, (iii) the announcement or pendency of the transactions contemplated by this Agreement, (iv) the disclosure of the fact that Buyer is the prospective acquirer of the Company, (v) changes in laws, (vi) moratoriums, bans or other restrictions or prohibitions on drilling, (vii) changes in accounting principles, (viii) acts of war or terrorism, (ix) actions taken by Buyer or any of its Affiliates or representatives or (x) compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document, so long as, in the cases of clauses (i), (ii), (v), (vi) and (viii), the Company and Company Subsidiaries are not disproportionately affected by such conditions as compared with other businesses in the same industry as the Company.

“Material Contract” has the meaning set forth in Section 4.7(a).

“Net Working Capital” means the sum of all Current Assets minus the sum of all Current Liabilities.

“New Equipment” means the equipment set forth in Schedule 2.2(a) that was delivered and paid for by the Company prior to the Closing Date, in the related amounts set forth in Schedule 2.2(a).

“Notice of Claim” has the meaning set forth in Escrow Agreement.

“Objection Notice” has the meaning set forth in Section 3.2(c).

“Option Holders” has the meaning set forth in the preamble.

“Option Payments” has the meaning set forth in Section 2.2(b).

“Organizational Documents” has the meaning set forth in Section 4.3(a).

“Other Tax Contest” has the meaning set forth in Section 7.7(g)(iii).

“Party” and “Parties” has the meaning set forth in the preamble.

“Pay-Off Letter” or “Pay-Off Letters” means the letters, and any updates thereto, to be sent by each of the Company’s lenders under the Loan Agreements to the Company and Buyer prior to Closing, which letters shall specify the aggregate amount of Debt that will be outstanding as of the Closing Date under each Loan Agreement and wire transfer information for each such lender to be paid at the Closing.

“Per Claim Limitation” has the meaning set forth in Section 11.4(c)(i).

“Permits” means any permit, license, authorization or approval issued by a Governmental Entity.

“Permitted Encumbrances” means (A) statutory liens for Taxes that are not yet delinquent or liens for Taxes being contested in good faith by any appropriate proceedings, (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other similar liens, (E) all matters that are disclosed on any survey of the Company Real Estate, in any title policy insuring the Company Real Estate or in any title commitment therefor, (F) zoning, planning and other similar limitations and restrictions and all rights of any Governmental Entity to regulate the Company Real Estate that are not violated by the current use or occupancy of the Company Real Estate, (G) minor defects, irregularities in title, easements, rights-of-way, servitudes, restrictions (including zoning restrictions and regulations), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties), none of which, individually or in the aggregate, materially adversely interfere with the use or occupancy for operations of the Company’s and Company Subsidiaries’ business as currently conducted thereon, (H) liens arising by virtue of deposits made in the ordinary course of business to secure performance under leases, contracts and other similar obligations, (I) liens on the assets or property of the Company or any Company Subsidiaries in favor of the Company or any of the Company Subsidiaries, and (J) all liens set forth in Schedule 13 of the Company Disclosure Schedules.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, other business organization or Governmental Entity.

“Personal Property” has the meaning set forth in Section 4.13(a).

“Pre-Adjustment Purchase Price” has the meaning set forth in Section 2.2(a).

“Pre-Adjustment Purchase Price Statement” has the meaning set forth in Section 3.1.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Post-Closing Statement” has the meaning set forth in Section 3.2(a).

“Pre-Closing Tax Contest” has the meaning set forth in Section 7.7(g)(ii).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.7(a)(i).

“Pro Rata Percentage” means, with respect to a Seller, the percentage set forth opposite such Seller’s name in Exhibit 2.1.

“Proceedings” means any claim, action, suit, proceeding, motion, complaint, demand, charge, inquiry, investigation, arbitration or mediation before or by a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel.

“Property Tax” has the meaning set forth in Section 7.7(c)(i).

“Purchase Orders” means any purchase orders or other similar documents, whether written or oral, providing for the one-time future delivery of goods, products or services by or to the Company or any Company Subsidiary.

“Purchase Price” has the meaning set forth in Section 2.2.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials.

“Remediation” means (i) any investigation of known or suspected environmental conditions, (ii) any removal or remedial action or other response or corrective action required to comply with Environmental Laws, and (iii) the taking of all reasonably necessary actions to prevent and/or respond to, remove, remediate or monitor the Release or threatened Release of Hazardous Materials in the environment.

“Representative Expenses” has the meaning set forth in Section 11.7(a).

“Review Period” has the meaning set forth in Section 3.2(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” has the meaning set forth in Section 11.1(a).

“Seller Indemnified Persons” has the meaning set forth in Section 11.3.

“Seller Released Parties” has the meaning set forth in Section 7.12(b).

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Representative” has the meaning set forth in Section 11.7.

“Selling Shareholders” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Tax Return” has the meaning set forth in Section 7.7(a)(ii).

“Subsidiary” means, as of the applicable point in time, each corporation, partnership, limited liability company or other entity of which a Person (other than a natural person) owns, directly or indirectly, more than 50% of the outstanding voting securities or voting equity interests or of which a Person has the power, directly or indirectly, whether through ownership of equity securities, by contract or otherwise, to direct or manage its business or affairs.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”).

“Tax Authority” has the meaning set forth in the definition of the term “Tax.”

“Tax Contest” has the meaning set forth in Section 7.7(g)(i).

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) required to be filed with a Tax Authority with respect to Taxes.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Third-Party Claim” means the assertion, in writing, against any Indemnitee of a claim or Proceeding brought by a third party against any Indemnitee that arises out of or results from any item indemnified pursuant to the terms of Section 11.2 or 11.3.

“Third-Party Intellectual Property” means all Intellectual Property owned by third parties that is either (A) licensed or provided to (i) the Company or the Company Subsidiaries or (ii) customers of the Company or the Company Subsidiaries or (B) otherwise used by the Company or the Company Subsidiaries in the conduct of their businesses, including all Intellectual Property Rights thereto.

“Transaction Documents” means, collectively, this Agreement, the Company Disclosure Schedules, and the Escrow Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.7(h).

“Unpaid Company Transaction Costs” means the Company Transaction Costs to the extent unpaid as of as of 11:59 p.m. on the date immediately preceding the Closing Date.

“WARN Act” has the meaning set forth in Section 7.9(a).

“Willful and Material Breach” means a material breach that is a consequence of an act or failure to act by the breaching party with the knowledge (actual or constructive) after reasonable inquiry that the taking of, or failure to take, such act could, or could be reasonably expected to, cause a breach of this Agreement.

“Withholding Party” has the meaning set forth in Section 2.2(b).

“Working Capital Requirement” means $16,650,000.